Exhibit 2

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

By and Among

HAVEN BEHAVIORAL HEALTHCARE HOLDINGS, LLC

HAVEN BEHAVIORAL HEALTHCARE, INC.

and

HERMITAGE MERGER SUB, INC.

December 30, 2011

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) is dated as of December 30, 2011, by and among HAVEN BEHAVIORAL HEALTHCARE HOLDINGS, LLC, a Delaware limited liability company (“Parent”), HAVEN BEHAVIORAL HEALTHCARE, INC., a Delaware corporation (“Seller”), and HERMITAGE BEHAVIORAL, LLC, a Delaware limited liability company (“Buyer” and, with Seller, each a “Party” and collectively, the “Parties”).

RECITALS:

A. Parent owns all of the outstanding Capital Stock (as defined herein)of Seller. Seller and its Subsidiaries (as defined herein) are engaged in the business of owning, operating and managing behavioral healthcare facilities.

B. Haven Hospital Holdings, LLC, a Delaware limited liability company (“HHH”), owns all of the outstanding Capital Stock of Haven Hospitals, LLC, a Delaware limited liability company (“HHH Sub”).

C. HHH Sub owns all of the outstanding Capital Stock of each of Haven Behavioral Services of Tucson, LLC, a Delaware limited liability company (“Sonora”), Haven Rolling Hills, Inc., an Oklahoma corporation (“HRH”) and Haven Rolling Hills Properties, Inc., an Oklahoma corporation.

D. Haven Hospital Holdings of Texas, LLC, a Delaware limited liability company (“HHH Texas”), owns all of the outstanding Capital Stock of Haven Red River Hospital, LLC, a Delaware limited liability company (“HRR”).

E. Sonora owns and operates a 56 bed inpatient psychiatric hospital located in Tucson, Arizona; HRH owns and operates a 44 bed inpatient psychiatric hospital located in Ada, Oklahoma; and HRR owns and operates a 66 bed inpatient psychiatric hospital located in Wichita Falls, Texas (each of the hospitals listed above are individually a “Facility” and collectively, the “Facilities”).

F. Seller owns 100% of the issued and outstanding Capital Stock of HHH and HHH Texas (collectively, the “Units”).

G. Buyer is a wholly-owned subsidiary of Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”), and Acadia has agreed to join this Agreement for the limited purposes set forth in its joinder hereto.

H. Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the Units, all on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed among the Parties as follows.

ARTICLE I

DEFINITIONS

1.1. Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1, which shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of this definition, a Person has control of another Person if it has the direct or indirect ability or power to direct or cause the direction of management policies of such other Person or otherwise direct the affairs of such other Person, whether through ownership of at least fifty percent (50%) of the voting securities of such other Person, by Contract or otherwise.

“Business” means the operations of the Group Companies, as currently conducted.

“Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by Law to close.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer under this Agreement or in connection herewith.

“Buyer Group Member” means Buyer and its Affiliates, and their respective directors, officers, successors and permitted assigns.

“Capital Stock” means capital stock of or any other type of ownership interest in, including membership or partnership interests in, a Person.

“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents (including marketable securities and short term investments) of the Group Companies as of immediately prior to the Closing.

“Closing” means the closing of the purchase and sale of the Units by Buyer and Seller in exchange for the Purchase Price.

“Closing Indebtedness” means the total amount of Indebtedness encumbering the Group Companies as of immediately prior to the Closing.

“COBRA” means Section 4980B of the Code or Title I, Part 6, of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Documents” means any charter, certificate of incorporation, certificate of formation, certificate of organization, articles of association, bylaws, operating agreements, partnership agreement, trust agreement or similar formation or governing documents and instruments.

“Contaminant” means any contaminant, pollutant, hazardous or toxic substance or waste, petroleum or petroleum derived substance, additive or wastes, infectious medical waste, radioactive materials, or any other compound, element or substance in any form (including products) regulated by, or giving rise to liability under, any Environmental Law.

“Contemplated Transactions” means the transactions contemplated by this Agreement, the Seller Ancillary Agreements and the Buyer Ancillary Agreements.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, option, conditional sale or other title retention agreement, defect in title or other restrictions of a similar nature.

“Environmental Laws” means all applicable Laws concerning pollution or protection of the environment and or human health, or the use, management, disposal, discharge, release or threatened release of any Contaminant, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any subsidiary or other entity that would be considered a single employer with Seller or any Group Company within the meaning of Section 414 of the Code.

“Escrow Agent” means Regions Bank.

“Escrow Amount” means $5,000,000.

“Excluded Liabilities” shall mean all of the following, except to the extent included in the calculation of Closing Working Capital:

(i) Any Loss arising from or related to (a) any Proceeding involving any Group Company or against Seller involving any Facility or Group Company filed at any time prior to the Closing, (b) any such threatened or potential Proceeding with respect to which Seller or a Group Company has provided notice to the applicable insurance carrier prior to the Closing, (c) any such threatened or potential Proceeding with respect to which Seller or a Group Company would be covered by its applicable insurance carrier if Seller or a Group Company had timely provided notice to the applicable insurance carrier prior to the Closing or (d) the items described on attached Schedule 1.1;

(ii) any Loss arising from or related to any operations or line of business of Seller or its Affiliates, other than the Group Companies; and

(iii) any Loss arising from or pertaining to any Benefit Plan not maintained by the Group Companies, Buyer or any of their Affiliates after Closing.

“Expansion CON” shall mean the certificate of need granted to HRH for an eight (8) bed expansion to its adult psychiatric facility as approved by the Oklahoma State Department of Health.

“Facilities Material Adverse Effect” means any change, effect, event or condition that, individually or in the aggregate with all other changes, effects, events or conditions, has, or would reasonably be expected to have, a material adverse effect upon the financial condition, business or results of operations of the Group Companies, taken as a whole, or any individual Facility; provided, however, that any adverse change, effect, event or condition arising from or related to the following shall not be taken into account in determining whether a Group Companies Material Adverse Effect has occurred: (i) any changes or conditions affecting economic or capital markets in the United States or internationally, or any change in interest rates or general economic conditions in the industries or markets in which the Group Companies operate; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) any changes in GAAP; (v) any change in any Law, including any changes in Laws affecting the regulation of health care services; (vi) any change that is generally applicable to behavioral health care companies; (vii) to the extent reasonably demonstrable by Seller, the entry into or announcement of this Agreement, the

Contemplated Transactions or the identity of Buyer or its Affiliates; or (viii) compliance with the terms of this Agreement or the taking of any action (or omission of any action) expressly consented to or requested by Buyer; provided that change, effect, event or condition described in the foregoing clauses (v) or (vi) is not, or would not reasonably be expected to be, disproportionately adverse in any material respect to the financial condition, business or results of operations of the Group Companies, taken as a whole, or any individual Facility, as compared to other Persons engaged in the industries and in the lines or types of businesses in which the Group Companies operate.

“GAAP” means United States generally accepted accounting principles.

“Governmental Body” means any federal, state, local or other governmental authority or regulatory body, agency, instrumentality or commission, or court, tribunal or judicial or arbitral body.

“Governmental Order” means any judgment, order, writ, injunction, stipulation, determination, award, ruling or decree entered by or with any Governmental Body.

“Group Companies” means, collectively, HHH, HHH Texas and each of their Subsidiaries, provided, however, that for purposes of the representations and warranties contained in Section 5.1, the first sentence of Section 5.8 and Section 5.10, the term shall also include Haven Sendero de Sonora, Inc., an Arizona nonprofit corporation (“Sendero”).

“Group Companies Intellectual Property” means all Intellectual Property that is owned or licensed by the Group Companies and that is material to the conduct of the Business as conducted on the date hereof.

“Group Companies Material Adverse Effect” means any change, effect, event or condition that, individually or in the aggregate with all other changes, effects, events or conditions, has, or would reasonably be expected to have, a material adverse effect upon the financial condition, business or results of operations of the Group Companies, taken as a whole; provided, however, that any adverse change, effect, event or condition arising from or related to the following shall not be taken into account in determining whether a Group Companies Material Adverse Effect has occurred: (i) any changes or conditions affecting economic or capital markets in the United States or internationally, or any change in interest rates or general economic conditions in the industries or markets in which the Group Companies operate; (ii) any national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States; (iii) any changes in financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (iv) any changes in GAAP; (v) any change in any Law, including any changes in Laws affecting the regulation of health care services; (vi) any change that is generally applicable to behavioral health care companies; (vii) to the extent reasonably demonstrable by Seller, the entry into or announcement of this Agreement, the Contemplated Transactions or the identity of Buyer or its Affiliates; or (viii) compliance with the terms of this Agreement or the taking of any action (or omission of any action) expressly consented to or requested by Buyer; provided that change, effect, event or condition described in the foregoing clauses (v) or (vi) is not, or would not reasonably be expected to be, disproportionately adverse in any material respect to the financial condition, business or results of operations of the Group Companies, taken as a whole, as compared to other Persons engaged in the industries and in the lines or types of businesses in which the Group Companies operate.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax based on or measured by reference to gross or net income or receipts, and franchise, net worth, capital or other doing business Taxes, including any interest, penalty or addition thereto, irrespective of whether disputed.

“Indebtedness” means, as of any time, without duplication, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment premiums payable as a result of the Closing) arising under, any obligations of any Group Company consisting of (i) indebtedness for borrowed money (but excluding any intercompany indebtedness among the Group Companies, and excluding trade payables and accrued expenses arising in the ordinary course of business); (ii) indebtedness evidenced by any note, bond, debenture or other debt security, in each case, as of such date; (iii) any letter of credit to the extent drawn for any of the Group Companies; (iv) capitalized leases; or (v) any deferred compensation arrangement, severance plan or arrangement, bonus plan, transaction bonus, change of control bonus or similar arrangement payable as a result of the consummation of the Contemplated Transactions.

“Intellectual Property” means all copyrights, trademarks, trade names, service marks, trade dress, domain names, trade secrets, patents, computer programs and other intellectual property and proprietary rights.

“Interim Balance Sheet Date” means September 30, 2011.

“Interim Financial Statements” means the Interim Balance Sheet and the related statements of income and cash flows for the nine (9) months ended on the Interim Balance Sheet Date.

“Knowledge of Seller” or “Seller’s Knowledge” or any derivations thereof means, as to a particular matter, the actual knowledge after reasonable inquiry, to the extent necessary for the provision of the Schedules and to verify the representations and warranties of Seller, of Vernon Westrich, Kirk D. McConnell, Page Barnes and Kenneth Miles, and the CEO of each Facility.

“Laws” means any federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body.

“Loss” or “Losses” means all losses, damages, settlement payments, judgments, fines, penalties, liabilities or other charges (including reasonable attorneys’ fees and expenses); provided that Losses shall not include any punitive, exemplary, special, consequential or opportunity cost damages of any kind or the loss of anticipated or future business or profits, any diminution of value or multiples of earnings damages.

“Permitted Encumbrances” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other Encumbrances arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith through appropriate proceedings, (b) liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property, (d) any right, interest, Encumbrance or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any license, lease or other similar agreement or in the property being leased or licensed, (e) Encumbrances identified on the Schedules to this Agreement and (f) other Encumbrances or imperfections on or to property which are not material in amount or do not materially detract from the value or title of or materially impair the existing use of the property affected by such Encumbrance or imperfection.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Proceeding” means any claim, action, suit, arbitration, inquiry, proceeding or investigation, whether civil, criminal or administrative by or before any Governmental Body.

“Related Party” means, as to any Person, (i) each individual who is, or who has at any time since inception been a director, limited liability company manager, officer, employee or a material equity holder of such Person or any of its Subsidiaries, (ii) each immediately family member of the individuals described in clause (i) above, and (iii) each trust or other Person (other than such Person and its Subsidiaries) in which any Person described in clause (i) or clause (ii) above holds (or in which more than one of such Persons collectively hold), beneficially or otherwise, a material voting, proprietary or financial interest.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Contaminant into the indoor or outdoor environment.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or an Affiliate of Seller under this Agreement or in connection herewith.

“Straddle Period” means a Taxable Period that, to the extent it relates to a Group Company, includes, but does not end on, the Closing Date.

“Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors is at the time owned, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the membership, partnership or other similar ownership interests thereof is at the time owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation).

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, capital, bulk, production, license, payroll, employment, excise, severance, stamp, recording, occupation, premium, windfall profits, environmental, customs duties, capital stock, units, franchise, single business, profits, margin, withholding, social security, unemployment, disability, real property, real estate excise, mortgage, inventory, personal property, intangible property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto.

“Tax Authority” means any Governmental Body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, election, notice, estimate, declaration, request or other statement or document (including all schedules, exhibits and other attachments thereto) relating to and filed or required to be filed with a Tax Authority, including any information statement, claim for refund, or declaration of estimated Tax and any amendment to any of the foregoing.

“Taxable Period” shall mean any taxable year or any other period that is treated as a taxable year, with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

“Transfer Taxes” means any real property transfer or gains, real property, excise, sales, use, documentary, transfer, value added, stock transfer, unit transfer, and stamp Taxes, any transfer, recording, registration, and other fees, and any similar Taxes imposed on the either the Contemplated Transactions or any deemed transactions contemplated by, or related to, this Agreement and all transactions involving the ownership, acquisition, or perfection of security interests (for the avoidance of doubt, Transfer Taxes do not include any Taxes imposed, in whole or in part, on the basis of net income by any Tax Authority).

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Working Capital” means, at any date, the excess of (i) the aggregate current assets of the Group Companies (excluding amounts included in the Cash and Cash Equivalents), minus (ii) the aggregate current liabilities (excluding any amounts included in Closing Indebtedness) of the Group Companies, in each case calculated in accordance with GAAP, excluding Income Tax assets and Income Tax liabilities.

1.2. Cross References. The following terms are defined in the following Sections of this Agreement.

Term	Section
338(h)(10) Election	Section 8.1(j)(i)
Acadia	Recitals
Accounting Firm	Section 2.3(d)
Acquired Competing Business	Section 8.8
Acquired Employees	Section 8.3(b)
Acquisition Transaction	Section 7.6
Adjustment	Section 11.1(a)(iii)
Agreed Adjustments	Section 2.3(d)
Benefit Plans	Section 5.17(a)
Breach Notification Log	Section 5.10(h)
Buyer	Preamble
Claim Notice	Section 11.3
Closing Date	Section 3.1
Closing Date Balance Sheet	Section 2.3(d)
Closing Working Capital	Section 2.3(d)
Confidential Information	Section 8.2
Confidentiality Agreement	Section 8.2
Competing Business	Section 8.8
Contest	Section 8.1(f)(ii)
Corporate Group Company	Section 8.1(j)(i)
Damage Repair Amount	Section 7.8
Deductible	Section 11.1(b)(ii)
Defect Notice	Section 7.10(c)
Defects	Section 7.10(c)
DOJ	Section 7.2(b)
Environmental Conditions	Section 7.10(e)
Environmental Inspection Period	Section 7.10(e)
Environmental Permits	Section 5.19(c)
Environmental Reports	Section 5.19(d)
Escrow Agreement	Section 2.2(b)
Escrow Release Date	Section 2.2(b)
Estimated Closing Working Capital	Section 2.3(b)

Existing Environmental Reports	Section 7.10(e)
Existing Surveys	Section 7.10(b)
Existing Title Work	Section 7.10(a)
Facility	Recitals
Facilities	Recitals
Financial Statements	Section 5.4
Financing	Section 6.5
FTC	Section 7.2(b)
Governmental Programs	Section 5.10(a)
Governmental Permits	Section 5.8
Group Company Indemnified Persons	Section 8.5(a)
Group Company Shares	Section 8.1(j)(i)
HIPAA	Section 5.10(h)
HITECH	Section 5.10(h)
HRH	Recitals
HRR	Recitals
Indemnified Party	Section 11.3
Indemnitor	Section 11.3
Interim Balance Sheet	Section 5.4
Leased Real Property	Section 5.12(b)
JC	Section 5.10(f)
Material Contracts	Section 5.15(a)
Material Leases	Section 5.12(b)
New Surveys	Section 7.10(b)
New Title Work	Section 7.10(a)
Non-Compete Area	Section 8.8
Non-Compete Period	Section 8.8
Nose Coverage	Section 8.5
Nose Premium	Section 8.5
Owned Real Property	Section 5.12(a)
Parent	Preamble
Parties	Preamble
Preliminary Closing Date Balance Sheet	Section 2.3(c)(i)
Preliminary Working Capital Determination	Section 2.3(c)(ii)
Purchase Price	Section 2.2
Purchase Price Adjustments	Section 2.3(a)
Purchase Price Allocation	Section 8.1(k)
Representatives	Section 8.2
Retirement Plan	Section 8.3(e)
Seller	Preamble
Seller Escrow Expense	Section 2.2(b)
Seller Financial Statements	Section 4.7
Sendero	Definition of “Group Companies”
Tail Insurance	Section 8.5
Third Party Claim	Section 11.5(a)
Title Company	Section 7.10(a)
Title Evidence	Section 7.10(c)
Title Policies	Section 7.10(d)
Unresolved Claim	Section 2.2(b)
Update	Section 7.5
Units	Recitals
WARN Act	Section 5.18(c)
Working Capital Excess	Section 2.4(a)
Working Capital Shortfall	Section 2.4(b)
Working Capital Target	Section 2.3(a)

ARTICLE II

PURCHASE AND SALE; PURCHASE PRICE

2.1. Purchase and Sale of the Units. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller, legal and beneficial ownership of all of the Units owned by Seller, free and clear of all Encumbrances.

2.2. Purchase Price.

(a) The purchase price (the “Purchase Price”) for the Units shall be equal to:

(i) Ninety-One Million Dollars ($91,000,000.00);

(ii) plus the Cash and Cash Equivalents;

(iii) plus the amount (if any) by which the Estimated Closing Working Capital exceeds the Working Capital Target, or minus the amount (if any) by which the Working Capital Target exceeds the Estimated Closing Working Capital; and

(iv) minus the Closing Indebtedness.

(b) The Purchase Price, minus the Escrow Amount, shall be paid at Closing to Seller in accordance with Section 3.2. The Purchase Price is subject to adjustment as provided in Section 2.3. At Closing, Buyer shall deliver the Escrow Amount to Escrow Agent to be held by Escrow Agent pursuant to the terms of the Escrow Agreement (herein so called) in a form mutually agreeable to the Parties and the Escrow Agent. Within five (5) days of April 30, 2013 (the “Escrow Release Date”), Seller shall be entitled to receive all of the remaining Escrow Amount, plus any interest thereon, less a reasonable estimate of potential Losses relating to claims pursuant to Article XI for which a valid Claim Notice has been submitted by Buyer in accordance with Section 11.3 (each an “Unresolved Claim”). From time to time promptly after final resolution of any Unresolved Claim, Seller and Buyer will instruct the Escrow Agent to disburse to Seller or Buyer, as appropriate, amounts held by the Escrow Agent in respect of such Unresolved Claim. At such date after the Escrow Release Date as no Unresolved Claims exist, Buyer and Seller will jointly instruct the Escrow Agent to disburse all remaining Escrowed Funds to Seller. The expenses of the Escrow Agent shall be paid fifty percent (50%) by Buyer and fifty percent (50%) by Seller (“Seller Escrow Expense”). The Seller Escrow Expense shall be deducted from any portion of the Escrow Amount that is payable to Seller and retained by the Escrow Agent prior to the distribution of the balance, if any, to Seller.

2.3. Working Capital Adjustment.

(a) The Purchase Price is based, in part, on the Group Companies having an aggregate Working Capital of Two Million Three Hundred Thousand and 00/100 Dollars ($2,300,000.00)at the Closing (the “Working Capital Target”). Accordingly, the Purchase Price is subject to adjustment pursuant to the procedures set forth in this Section 2.3 (the “Purchase Price Adjustments”) if, as of the Closing Date, the aggregate Working Capital of the Group Companies is greater or less than the Working Capital Target. Exhibit 2.3(a) sets forth an example calculation of the Group Companies’ Working Capital that illustrates how the Group Companies’ Working Capital shall be calculated for the purposes of this Agreement.

(b) Not later than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer its good faith estimate of (i) the Working Capital (the “Estimated Closing Working Capital”) as of immediately prior to the Closing, (ii) the Cash and Cash Equivalents, and (iii) the Closing Indebtedness, all in reasonable detail prepared in accordance with GAAP.

(c) As promptly as practicable (but not later than forty-five (45) calendar days) following the Closing Date, Buyer shall:

(i) prepare a consolidated balance sheet of the Group Companies as of the Closing Date, reflecting Buyer’s good faith estimate of the Closing Date Balance Sheet (the “Preliminary Closing Date Balance Sheet”), which Preliminary Closing Date Balance Sheet shall (A) be prepared in accordance with GAAP and (B) fairly present Buyer’s good faith estimate of the value of the consolidated assets and liabilities of the Group Companies as of the Closing Date; and

(ii) deliver to Seller the Preliminary Closing Date Balance Sheet and a written statement setting forth in reasonable detail the calculation of the Working Capital of the Group Companies as of the Closing Date (the “Preliminary Working Capital Determination”).

(d) Seller may, within forty-five (45) calendar days after the date of receipt of the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination, deliver to Buyer a written statement setting forth its objections thereto. In the event Seller does not so object within such forty-five (45) day period, the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination shall be final and binding as the “Closing Date Balance Sheet” and “Closing Working Capital”, respectively, for purposes of this Agreement. In the event Seller so objects within such forty-five (45) day period, Buyer and Seller shall use their reasonable efforts to resolve, in good-faith, by written agreement (the “Agreed Adjustments”) any differences as to the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination and, in the event Seller and Buyer so resolve any such differences, the Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination, in each case as adjusted by the Agreed Adjustments, shall be final and binding as the Closing Date Balance Sheet and Closing Working Capital, respectively, for purposes of this Agreement. In the event any objections raised by Seller are not resolved by Agreed Adjustments within thirty (30) calendar days after Seller advises Buyer of Seller’s objections, then Buyer and Seller shall submit the objections that are then unresolved to and jointly engage a national accounting firm acceptable to both Buyer and Seller and such firm (the “Accounting Firm”) shall be directed by Buyer and Seller to resolve the unresolved objections as promptly as reasonably practicable, but in no event later than sixty (60) calendar days after the Accounting Firm’s appointment, and to deliver written notice to each of Buyer and Seller setting forth its resolution of the disputed matters. The Accounting Firm may only review the items that are in dispute and resolve the dispute in accordance with the requirements of this Section 2.3. In connection with the resolution of such dispute, the Accounting Firm will allow Buyer and Seller to present their respective positions regarding each item that is in dispute, with concurrent copies to the other. The Accounting Firm may, in its discretion, conduct a conference concerning the dispute, at which conference Buyer and Seller may present additional documents, materials and other information and have present their respective advisors, counsel and accountants. The Preliminary Closing Date Balance Sheet and Preliminary Working Capital Determination, in each case after giving effect to any Agreed Adjustments and to the resolution of disputed matters by the Accounting Firm, shall be final and binding as the “Closing Date Balance Sheet” and “Closing Working Capital”, respectively, for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, no Party may assert that any award issued by the Accounting Firm is unenforceable because it has not been timely rendered.

(e) The Parties shall make available to Buyer and Seller and, if applicable, the Accounting Firm, such books, records and other information (including work papers) as any of the foregoing may reasonably request in order to review the Estimated Closing Balance Sheet, the Preliminary Closing Date Balance Sheet, the Estimated Closing Working Capital and Preliminary Working Capital Determination, respectively, or any matters submitted to the Accounting Firm. Buyer and Seller shall bear the fees and disbursements of the Accounting Firm in the same proportion that the aggregate dollar amount of the disputed items submitted to the Accounting Firm that are unsuccessfully disputed by each such Party bears to the total dollar amount of such disputed items so submitted (as determined by the Accounting Firm in its sole discretion); provided that, until such determination is made, the fees and disbursements of the Accounting Firm shall be borne fifty percent (50%) by Buyer, on the one hand, and fifty percent (50%) by Seller, on the other, with the Parties reimbursing one another, if necessary, following such determination. All other costs and expenses incurred by the Parties hereto in connection with resolving any dispute hereunder before the Accounting Firm shall be borne by the party incurring such cost and expense.

2.4. Net Working Capital Adjustment Payment.

(a) If the Closing Working Capital exceeds the Estimated Closing Working Capital (such excess, the “Working Capital Excess”), Buyer shall, within five (5) Business Days of such determination, pay to Seller by wire transfer of immediately available funds a dollar amount equal to such excess; or

(b) If the Closing Working Capital is less than the Estimated Closing Working Capital (such deficit, the “Working Capital Shortfall”), then Buyer shall be entitled to recover from Seller a dollar amount equal to the Working Capital Shortfall.

ARTICLE III

CLOSING

3.1. Closing Date. The Closing shall take place at 10:00 a.m. (Central Time) on March 1, 2012 so long as all of the conditions set forth in Articles IX and X (excluding conditions that by their terms cannot be satisfied until the Closing Date) have been satisfied or waived (provided, if such conditions have not been satisfied or waived by March 1, 2012, then the Closing shall take place at 10:00 a.m. on the second business day after the date on which all of the conditions set forth in Articles IX and X (excluding conditions that by their terms cannot be satisfied until the Closing Date) have been satisfied or waived), at the offices of Waller Lansden Dortch & Davis, LLP, 511 Union Street, Suite 2700, Nashville, Tennessee, on or at such other date, time and place as shall be agreed upon by Buyer and Seller, and shall be effective as of 12:00:01 a.m. (Central Time) on the date the Closing takes place. The time and date on which the Closing is actually held is referred to herein as the “Closing Date”.

3.2. Payments at Closing. At the Closing, in addition to the payment of the Escrow Amount in accordance with Section 2.2(b):

(a) Seller shall pay or cause to be paid to the applicable lenders all Closing Indebtedness by wire transfer of immediately available funds to the bank account or accounts identified by such lenders in writing on or before the Closing Date; and

(b) Buyer shall pay to Seller an amount equal to the amount by which the Purchase Price (less the Escrow Amount) exceeds the Closing Indebtedness, by wire transfer of immediately available funds to the bank account identified by Seller in writing on or before the Closing Date.

3.3. Buyer Additional Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall deliver to Seller all of the following:

(a) Copy of Buyer’s Certificate of Formation, certified as of a recent date by the Secretary of State of the State of Delaware;

(b) Certificate of good standing of Buyer issued as of a recent date by the Secretary of State of the State of Delaware;

(c) Certificate of the secretary or an assistant secretary of Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) no amendments to the Certificate of Formation of Buyer since the date of the certificate specified in clause (a) above; (ii) copy of the Operating Agreement of Buyer certified as true and correct by the secretary or an assistant secretary of Buyer; (iii) copy of the resolutions of the Board of Directors of Buyer authorizing the execution and performance of this Agreement, each Buyer Ancillary Agreement and the Contemplated Transactions and thereby certified as true and correct by the secretary or an assistant secretary of Buyer; and (iv) the incumbency and signatures of the officers of Buyer executing this Agreement and the Buyer Ancillary Agreements;

(d) The certificates contemplated by Section 10.1 and Section 10.2, duly executed by a duly authorized officer of Buyer; and

(e) Each Buyer Ancillary Agreement, duly executed by Buyer.

3.4. Seller and Group Companies Closing Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing, Seller and the Group Companies shall deliver to Buyer all of the following:

(a) Copy of the Certificate of Formation of each of HHH and HHH Texas, certified as of a recent date by the Secretary of State of the State of Delaware;

(b) Certificate of good standing of each of HHH and HHH Texas issued as of a recent date by the Secretary of State of the State of Delaware;

(c) Copy of the charter, articles of incorporation, certificate of formation or similar governing document of each Subsidiary, certified as of a recent date by an appropriate official of the state of organization of such Subsidiary;

(d) Certificate of good standing or existence, as applicable, of each Subsidiary issued as of a recent date by an appropriate official of the state of organization of such Subsidiary;

(e) Complete minute books for each of the Group Companies;

(f) Certificate of the secretary or an assistant secretary of Seller, dated as of the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the Certificate of Formation of HHH or HHH Texas since the date of the certificate specified in clause (a) above; (ii) copy of the operating agreements of each of HHH and HHH Texas, certified as true and correct by the secretary or an assistant secretary of Seller; and (iii) the incumbency and signature of the officers of Seller executing this Agreement and the Seller Ancillary Agreements on behalf of Seller;

(g) All written consents, waivers or approvals obtained by Seller with respect to the consummation of the Contemplated Transactions;

(h) The certificates contemplated by Section 9.1 and 9.2, duly authorized by Seller, and the certificate contemplated by Section 9.2, duly executed by a duly authorized officer of Seller;

(i) The written resignations of each officer, manager and director of the Group Companies (except as otherwise specified by Buyer prior to the Closing);

(j) A pay-off letter or letters from the applicable lender with respect to the Indebtedness encumbering the Group Companies as of immediately prior to the Closing;

(k) Each Seller Ancillary Agreement, duly executed by Seller;

(l) An opinion of Seller’s counsel in form reasonably acceptable to Buyer; and

(m) Nonforeign affidavit meeting the requirements of Code Section 1445(b)(2) as set forth in Treasury Regulation Section 1.1445-2.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the Contemplated Transactions, Seller represents and warrants to Buyer as follows, except as set forth on the Schedules to this Agreement (which exceptions shall be deemed to be incorporated by reference in those of the following representations and warranties as if set forth herein):

4.1. Organization. Seller is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent is duly formed, validly existing and in good standing under the Laws of the State of Delaware.

4.2. Authorization, Validity and Effect of Agreement. Each of Seller and Parent has all necessary power, capacity and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the Contemplated Transactions. This Agreement has been duly authorized by the Board of Directors or other governing body of Seller and Parent, as applicable, and duly executed and delivered by Seller and Parent and is (assuming the valid authorization, execution and delivery of this Agreement by Buyer) the legal, valid and binding obligation of Seller and Parent, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles. No other corporate or other action on the part of Seller is necessary to authorize the execution and delivery of this Agreement by Seller or Parent, the performance of Parent’s or Seller’s obligations hereunder or the consummation by Seller of the Contemplated Transactions.

4.3. No Conflicts. Neither the execution and delivery by Parent or Seller of this Agreement or the consummation by Seller of any of the Contemplated Transactions nor compliance by Seller with or fulfillment of the terms, conditions and provisions hereof will:

(a) assuming the receipt of all necessary authorizations, consents, approvals, orders and waivers and the filing of all necessary documents as described in Section 4.3(b), with or without the giving of notice, lapse of time or both, conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) if applicable, the Certificate of Incorporation, bylaws and/or other formation documents of Seller or Parent, (ii) any material agreement to which Seller or Parent is a party or any of its properties is subject or by which Seller or Parent is bound, (iii) any Governmental Order to which Seller or Parent is a party or by which it is bound or (iv) any Law or Governmental Permits applicable to Seller or Parent, other than, in the case of clauses (ii), (iii) and (iv) above, any such violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not materially impair the ability of Seller or Parent to perform its obligations hereunder or prevent the consummation of any of the Contemplated Transactions; or

(b) assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 6.6, require the approval, consent, authorization or act of, or the making by Parent or Seller of any declaration, filing or registration with, any Person, except for (i) in connection, or in compliance, with the provisions of the HSR Act, and (ii) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Parent or Seller to perform its obligations hereunder or prevent the consummation of any of the Contemplated Transactions.

4.4. Title to Units. Seller is the sole record and beneficial owner of the Units, and except for Encumbrances that will be released at or prior to Closing, Seller has good and marketable title to such Units, free and clear of all Encumbrances.

4.5. Legal Proceedings.

(a) There are no Proceedings pending or, to the Knowledge of Seller, threatened against Seller that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of Parent or Seller to enter into, perform its obligations under and consummate the Contemplated Transactions.

(b) There are no Proceedings pending or, to the Knowledge of Seller, threatened against Parent or Seller that question the legality of the Contemplated Transactions, or which seeks to restrain, enjoin or delay the consummation of the Contemplated Transactions, or which seeks damages in connection the Contemplated Transactions, and no injunctions of any type have been entered or issued in connection with the Contemplated Transactions.

(c) There are no Governmental Orders to which Parent, Seller or any of the Group Companies, or any of their respective assets, properties or businesses is subject or bound, except for any Governmental Orders, which, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability of Seller to enter into, perform its obligations under and consummate the Contemplated Transactions.

4.6. No Brokers. Except for Moelis & Company, LLC, neither Parent, Seller nor any Person acting on Parent or Seller’s behalf has paid or become obligated to pay any fee or commission to any third party broker, finder or intermediary for or on account of the Contemplated Transactions.

4.7. Taxes. For purposes of this Article IV, the representation and warranties with respect to the Group Companies set forth in Section 5.7 shall apply as if made by the Seller with respect to itself, to the extent an inaccuracy could reasonably create a Tax liability for a Group Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

REGARDING THE GROUP COMPANIES

As an inducement to Buyer to enter into this Agreement and to consummate the Contemplated Transactions, Seller represents and warrants to Buyer as follows, except as set forth on the Schedules (which exceptions shall be deemed to be incorporated by reference in those of the following representations and warranties as if set forth herein):

5.1. Organization. Each of the Group Companies is duly incorporated and duly formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation. Each of the Group Companies is duly licensed or qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not constitute a Facilities Material Adverse Effect. Each of the Group Companies has all necessary power and authority to own or lease and operate its assets and to carry on the business conducted by it in the manner that it is currently conducted. Each of the Group Companies has made available to Buyer correct and complete copies of its Constituent Documents, together with any amendments thereto.

5.2. Capitalization.

(a) Except as set forth on attached Schedule 5.2, all of the issued and outstanding Units of each of HHH and HHH Texas are owned, beneficially and of record, by Seller, free and clear of all Encumbrances. All of the Units have been duly authorized and validly issued and are not subject to, nor were issued in violation of, any preemptive rights.

(b) Except for this Agreement or as set forth in Schedule 5.2, there are no options, warrants, calls, subscriptions, convertible securities or other rights (i) to acquire any of the Units or other securities of HHH or HHH Texas or any securities convertible into or exchangeable or exercisable for any Units or other securities of HHH or HHH Texas or (ii) which obligate either HHH or HHH Texas to issue, exchange, transfer or sell Units or other securities of HHH or HHH Texas or any securities convertible into or exchangeable or exercisable for any Units or other securities of HHH or HHH Texas.

5.3. Subsidiaries. Set forth in Schedule 5.3 is (i) the name and jurisdiction of organization of each Subsidiary of HHH or HHH Texas, (ii) the designation, par value (as applicable) and number of authorized, issued and outstanding shares of Capital Stock of each Subsidiary of Seller, and (iii) the record and beneficial owners of such Capital Stock and the amount and percentage of Capital Stock held by each such holder as of the date hereof. Other than as set forth in Schedule 5.3 and except for the direct or indirect ownership by HHH and HHH Texas of the Capital Stock of their Subsidiaries, neither HHH nor HHH Texas nor any of their Subsidiaries, directly or indirectly, owns, of record or beneficially, any Capital Stock or other securities of any Person and neither HHH nor HHH Texas nor any of their Subsidiaries is obligated to acquire any Capital Stock or other securities of any Person. Except as set forth in Schedule 5.3, there are no options, warrants, calls, subscriptions, convertible securities or other rights (1) to acquire any of the Capital Stock or other securities of any Subsidiary of HHH or HHH Texas or any securities convertible into or exchangeable or exercisable for any Capital Stock or other securities of any Subsidiary of HHH or HHH Texas or (2) which obligate any Subsidiary of HHH or HHH Texas to issue, exchange, transfer or sell any of its Capital Stock or other securities or any securities convertible into or exchangeable or exercisable for any of its Capital Stock or other securities. All Capital Stock of the Subsidiaries of HHH or HHH Texas have been duly authorized and validly issued, are fully paid and non-assessable (except to the extent such concepts are not applicable under the applicable Law of such Subsidiary’s jurisdiction of formation or other applicable Law). Seller has made available to Buyer correct and complete copies of the Constituent Documents, as amended, of each of the Subsidiaries of HHH and HHH Texas, together with any amendments thereto.

5.4. Financial Statements. Seller has made available to Buyer correct and complete copies of: (a) the unaudited balance sheet of each of the Facilities as of December 31, 2010 and the unaudited statements of income of each of the Facilities for the year then ended, and (b) the unaudited balance sheet of each of the Facilities as of the Interim Balance Sheet Date (the “Interim Balance Sheet”) and the related unaudited statements of income each of the Facilities for the nine (9) months then ended (collectively, the “Financial Statements”). Except as set forth in any notes thereto and except as set forth in Schedule 5.4, the Financial Statements (i) were prepared from the books and records of the Group Companies, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved and (iii) present fairly, in all material respects, the financial condition and results of operations of the Group Companies as of their respective dates and for the respective periods covered thereby, subject to the absence of notes and, in the case of interim financial statements, normal year-end adjustments.

5.5. No Undisclosed Liabilities. Except as set forth on Schedule 5.5, as of the date hereof, the Group Companies do not have any liabilities or obligations of the type required to be reflected in a balance sheet prepared in accordance with GAAP or described as a contingency in the notes thereto, other than liabilities or obligations (a) reflected in or reserved against in the Financial Statements or (b) incurred in the ordinary course of business since the Interim Balance Sheet Date that, individually or in the aggregate, would not reasonably be expected to exceed Two Hundred Fifty Thousand Dollars ($250,000).

5.6. Absence of Certain Recent Changes. Except as set forth on Schedule 5.6, between the Interim Balance Sheet Date and the date hereof, (a) there has not occurred any Facilities Material Adverse Effect, (b) each Group Company has conducted its respective business only in the ordinary course of business, and (c) no Group Company has taken any action (or failed to take any action) that, if occurring after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 7.3.

5.7. Taxes. Except as set forth on Schedule 5.7:

(a) All material Tax Returns required to have been filed by or on behalf of each Group Company and all material Tax Returns of the Seller for which a Group Company reasonably may have a Tax liability have been timely filed and there are no current extensions to file any material Tax Return except any extension that may be requested for tax year 2011 or other current period in accordance with past practice. All such Tax Returns are true, correct and complete in all material respects.

(b) The Seller and each Group Company have timely paid all material Taxes whether or not shown a Tax Return to the extent such failure to pay Taxes could reasonably result in a Tax liability to the Group Companies. There are no Encumbrances, other than Permitted Encumbrances, with respect to Taxes upon any assets of the Group Companies.

(c) No audit, suit, proceeding, claim, examination, deficiency or assessment by any Tax Authority is currently being conducted which could possibly result in any additional Tax liability of any Group Company or the Seller to the extent the results of any such No audit, suit, proceeding, claim, examination, deficiency or assessment could reasonably be expected to create a Tax liability for a Group Company, and no such audit, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Seller’s Knowledge, threatened. No waivers of statutes of limitation have been given or requested by the Seller or any Group Company in connection with any material Tax Return covering Seller or any Group Company or with respect to any material Taxes for which any Group Company could reasonably be expected to be liable.

(d) Schedule 5.7(d) contains a list of all jurisdictions in which a Group Company files a return or which Seller files a return as a result of the activity or assets of a Group Company. No claim has ever been made by a Tax Authority in a jurisdiction where the Seller or any Group Company does not file Tax Returns that the Seller or any Group Company is or may be subject to Tax in that jurisdiction. None of the Seller or any Group Company have and has ever had, a permanent establishment or other taxable presence in any foreign country, as determined pursuant to applicable foreign law and any applicable Tax treaty or convention between the United States and such foreign country.

(e) For periods beginning January 1, 2008, all required estimated Tax payments sufficient to avoid any underpayment penalties have been timely made by or on behalf of the Seller or any Group Company. None of the Tax Returns filed by the Seller or with respect to any Group Company contain a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

(f) Neither Seller nor any Group Company has been a member of an affiliated group or filed or been included in a combined, consolidated or unitary Income Tax Return (other than any such Tax Return of which Seller is the common parent) or, except with respect to the affiliated or unitary group of which Seller is the common parent, is a party to or bound by, or liable for any Taxes as a result of, any Tax allocation or sharing agreement.

(g) Seller is a domestic corporation.

(h) The Seller and each Group Company have been in compliance in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, as well as similar provisions under any other state, local or foreign Tax Laws, and all material Taxes required to have been withheld from employee wages and paid over to the proper Governmental Bodies have, within the time and in the manner prescribed by Tax Law, been withheld by or with respect to the Group Companies.

(i) None of the Group Companies that is a limited liability company has ever elected to be treated as an association taxable as a corporation or filed a corporate tax return.

(j) None of the Group Companies nor any consolidated, combined or unitary group of which it is a member has engaged in any “listed transaction” as defined in the Treasury Regulations promulgated under Section 6011 of the Code.

(k) None of the Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law), (iv) installment sale or open transaction disposition transaction made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date.

(l) Each of the Group Companies is a member of the affiliated group (within the meaning of Section 1504(a)(1) of the Code) or is a disregarded entity within such group for which Seller files a federal consolidated Income Tax return as the common parent and has not been includible in any other federal Income tax return for any taxable period for which the statute of limitations has not expired. Each Group Company that is organized under state law as a corporation is set forth on Schedule 5.7(l). Each Group Company that is organized under state law as a limited liability company is treated as a disregarded entity for federal Income Tax purposes.

(m) But for the affiliated group of which Seller is the common parent, none of the Group Companies has any liability for Taxes of any Person, except for itself, under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), as a member of any affiliated group, transferee or successor, by law or contract or otherwise. No Group Company is, and neither Seller nor any Acquired Entity has been, a party to any joint venture, partnership or other arrangement or contract that is or could be treated as a partnership for federal Income Tax purposes.

(n) The Seller has delivered or made available to Buyer true and correct copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any Group Company since January 1, 2007, and Schedule 5.7(n) contains a list of Tax Returns for which the applicable statute of limitations has not run.

(o) Except for certain Subsidiaries of a Group Company that are organized as state law corporations and listed on Schedule 5.7(o) as such, each of the Group Companies is, and at all times from the beginning of its existence has been, treated as partnership for federal Income Tax purposes.

(p) Parent is and at all times has been treated as a partnership for Income Tax purposes.

(q) None of the Group Companies has engaged in a transaction with Sendero from which it has received any “excess benefit” as defined in section 4958 of the Code or for which it has or will incur any excise tax under section 4958 of the Code. Each service agreement or other arrangement with Sendero provides for the payment of no more than reasonable compensation for services or reasonable payment for goods or services provided by the Group Companies. No such service agreement or other arrangement provides any Group Company with private inurement or private benefit (other than an incidental private benefit that will not jeopardize Sendero’s tax-exempt status).

5.8. Governmental Permits. Except as set forth on Schedule 5.8, the Group Companies own, hold or possess all licenses, permits, approvals, variances, exemptions and other authorizations of or from all Governmental Bodies that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct the Business under and pursuant to all applicable Laws, except for such Governmental Permits as to which the failure to so own, hold or possess, individually or in the aggregate, would not constitute a Facilities Material Adverse Effect (collectively, the “Governmental Permits”). The Group Companies have complied, and are in compliance, with all terms and conditions of the Governmental Permits, except for such non-compliance which, individually or in the aggregate, would not constitute a Facilities Material Adverse Effect. No Proceeding is pending or, to the Knowledge of Seller, threatened, contemplating the suspension, cancellation, revocation, withdrawal, modification, limitation or nonrenewal of any Governmental Permit. Each of the Facilities that has historically received reimbursement from the Government Programs is eligible to receive payment without restriction under such Government Programs consistent with its past practices and is a “provider” with valid and current provider agreements and with one or more provider numbers with the federal Medicare program and any state Medicaid programs in which any individual Facility may participate. Each of the Facilities is in compliance with the conditions of participation for the Government Programs in all material respects.

There is not pending or, to Seller’s Knowledge, threatened any proceeding or investigation under the Government Programs involving any of the Facilities. Seller has made available to Buyer true, correct and complete copies of the Facilities’ most recent Medicare and Medicaid certification survey reports, including any statements of deficiencies and plans of correction.

5.9. Compliance with Laws. Except as set forth on Schedule 5.9, the Group Companies are, in all material respects, in compliance with, and are conducting the Business in accordance with, all applicable Laws and Governmental Orders.

5.10. Health Care Regulatory Matters. Except as set forth on Schedule 5.10:

(a) The Group Companies are not in violation of any health care Laws to which they are subject, including those relating to Medicare, Medicaid, TRICARE and other federal health care programs (collectively “Governmental Healthcare Programs”), the federal health care program anti-kickback statute, 42 U.S.C. § 1320a-7b, the federal physician self-referral law, 42 U.S.C. § 1395nn, the federal False Claims Act, 31 U.S.C. §§ 3729 et seq., the Health Insurance Portability and Accountability Act of 1996 and applicable sections of the Social Security Act, each as amended, and rules and regulations promulgated under the foregoing, except for any such violation or non-compliance which, individually or in the aggregate, would not constitute a Facilities Material Adverse Effect.

(b) None of the Group Companies is a party to a Corporate Integrity Agreement with the Office of Inspector General of the U.S. Department of Health and Human Services or has any reporting obligations pursuant to any settlement agreement entered into with any Governmental Body.

(c) None of the Group Companies has been excluded from participating in any Governmental Healthcare Program, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8 or been convicted of a crime described at 42 U.S.C. § 1320a-7b, and, to Seller’s Knowledge, no such exclusion or sanction is threatened or pending.

(d) The Group Companies have filed all material claims, cost reports or other reports required to be filed with respect to the provision of services, products and supplies covered under any Governmental Program in accordance with all statutes, rules and regulations applicable to the Governmental Program, and all such claims and reports comply in all material respects with all statutes, rules and regulations applicable to the Governmental Program, except where failure to file or non-compliance in accordance with such statutes, rules and regulations would not have a Facilities Material Adverse Effect. The Facilities are and have been in material compliance with filing requirements with respect to cost reports of the Facilities, and such reports do not claim, and none of the Facilities has received, payment or reimbursement in excess of the amount provided by applicable law or any applicable agreement, except where excess reimbursement was noted on the cost report. True and correct copies of all such reports for the three (3) most recent fiscal years of the Facilities have been made available to Buyer. Schedule 5.10(d) indicates which of such cost reports for cost reporting periods ended within the three most recent fiscal years have been audited by the fiscal intermediary and finally settled. To Seller’s Knowledge, there are no facts or circumstances which may reasonably be expected to give rise to any material disallowance under any such cost reports.

(e) Except as would not reasonably be expected to have a Facilities Material Adverse Effect, neither the Group Companies, nor any of their respective officers, directors, stockholders or to Seller’s Knowledge employees or medical staff members: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Governmental Program; (ii) has been debarred, excluded or suspended from participation in any Governmental Program; (iii) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs; or (iv) is the target of any current investigation relating to any Governmental Program-related offense.

(f) Each of the Group Companies is available is duly accredited with no material contingencies by the Joint Commission (“JC”). Seller has made available to Buyer copies of the JC accreditation survey report and deficiency list for each of the Group Companies, together with such facility’s most recent statement of deficiencies and plan of correction. Except as set forth on Schedule 5.10, neither Seller nor any Group Company has received written notice of any threatened, pending or likely revocation, early termination, suspension or limitation of any such accreditation.

(g) Seller or Group Companies have made available to Buyer, with respect to the Facilities, (a) a true and correct copy of the blank forms generally used with respect to medical staff privilege and membership application or delineation of privilege; (b) all current medical staff bylaws, rules and regulations and amendments thereto respecting the Facilities; and (c) all written contracts with physicians, physician groups, or other members of the medical staff of the Facilities. No medical staff member is excluded from participation in the Medicare, Medicaid or TRICARE programs, nor, to Seller’s and Group Companies’ Knowledge, is any such exclusion threatened. Except as disclosed in Schedule 5.10(g), there are no material pending or, to Seller’s and Group Companies’ Knowledge, threatened adverse actions with respect to any medical staff members of the Facilities or any applicant thereto for which a medical staff member or applicant has requested a judicial review hearing which to Seller’s and Group Companies’ Knowledge is not privileged and has not been scheduled or has been scheduled but has not been completed. Except as disclosed on Schedule 5.10(g), there are no pending or, to Seller’s and Group Companies’ Knowledge, there are no threatened appeals, challenges, disciplinary or corrective actions involving applicants, current or former medical staff members, or health professionals at any of the Facilities.

(h) Seller or Group Companies have made available to Buyer, with respect to the Facilities a true and correct copy of the Facilities policies and procedures adopted in compliance with the Health Insurance Portability & Accountability Act of 1996, and all promulgated regulations thereto (“HIPAA”), including the amendments to HIPAA pursuant to the Health Information Technology for Economic and Clinical Health Act, and all promulgated regulations thereto (“HITECH”). Each of the Facilities are and have been in material compliance with HIPAA and HITECH. Except as set forth on Schedule 5.10(h), neither Seller nor any of the Group Companies have received written notice of an investigation of a HIPAA complaint or written notice of a HIPAA audit from the U.S. Department of Health & Human Services, Office of Civil Rights. Seller or Group Companies have made available to Buyer, with respect to the Facilities a true and correct copy of the Facilities log of possible Breaches (as defined by HITECH) of HIPAA for the year 2010 and 2011 through the date of this Agreement (the “Breach Notification Log”). Except as set forth in the Breach Notification Logs, to the Knowledge of Seller and each of the Group Companies, has there have not been any Breach (as defined by HITECH) at any of the Facilities which, individually or in the aggregate, constitute a Facilities Material Adverse Effect.

5.11. Legal Proceedings. Except as set forth on Schedule 5.11:

(a) There are no Proceedings pending against any Group Company or against Seller involving any Facility or Group Company that would reasonably be expected to involve amounts in controversy exceeding One Hundred Thousand dollars ($100,000);

(b) There are no Proceedings pending or, to the Knowledge of Seller, threatened in writing that question the legality of the Contemplated Transactions, or which seeks to restrain, enjoin or delay the consummation of the Contemplated Transactions, or which seeks damages in connection herewith or therewith, and no injunctions of any type have been entered or issued in connection with the Contemplated Transactions; and

(c) There are no Governmental Orders to which any Group Company, or any of their respective assets, properties or businesses, is subject or bound.

5.12. Real Property.

(a) Schedule 5.12(a) sets forth a list of all real property owned by each of the Group Companies (the “Owned Real Property”). Except as set forth on Schedule 5.12(a), (i) each of the Group Companies has sole and exclusive, good and clear, record and marketable title to its Owned Real Property free and clear of any Encumbrance, other than the Permitted Encumbrances, (ii) no Group Company has leased or otherwise granted to any Person the right to use or occupy the Owned Real Property or any portion thereof, and (iii) there are no outstanding options, rights of first refusal, right of first offer to purchase any Owned Real Property, or any portion thereof or interest therein.

(b) Set forth on Schedule 5.12(b) is a list, as of the date hereof, of all leases, subleases or other agreements (collectively, the “Material Leases”) under which any Group Company leases or subleases any real property (the “Leased Real Property”), other than real property with respect to which the annual rental payments do not exceed $75,000. Seller has made available to Buyer a correct and complete copy of each Material Lease, together with all amendments, modifications, and extensions thereof. Each such Material Lease creates in the applicable Group Company a valid leasehold estate (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity).

(c) Except as set forth on Schedule 5.12(c), with respect to the Owned Real Property or Leased Real Property:

(i) Neither the Seller nor any Group Company has received any written notice of any pending or threatened plans to modify or realign any adjacent street or highway or any eminent domain proceeding that would result in the taking of any portion of any such property or that would adversely affect the current use, enjoyment or value of any such property;

(ii) The buildings and improvements constituting the Facilities on the Real Property are in material compliance with all applicable public health, fire safety or building codes and regulations. Certificates of occupancy and/or use have been duly issued by the Applicable Governmental Authority having jurisdiction over the Facilities; and

(iii) Neither Seller nor any Group Company has received any written notice of any pending or threatened public improvements which will result in special assessments or taxes against the Real Property.

5.13. Personal Property. Except as set forth on Schedule 5.13, the Group Companies have good and valid title to all items of personal property owned by them, and a valid and enforceable leasehold interest in all tangible items of personal property leased by or licensed to them, in each case, free and clear of all Encumbrances, except for Permitted Encumbrances. Except as set forth in Schedule 5.13, such equipment and other personal property have been maintained in accordance with good business practices, and are, in the aggregate, in good operating condition and repair (normal wear and tear excepted), in each case, except as would not, individually or in the aggregate, constitute a Facilities Material Adverse Effect.

5.14. Intellectual Property.

(a) Set forth on Schedule 5.14 is a list of all registered Group Companies Intellectual Property as of the date hereof.

(b) Except as set forth on Schedule 5.14, to Seller’s Knowledge, (i) there are no claims pending against any Group Company contesting the use or ownership of any Group Companies Intellectual Property, or alleging that any Group Company is currently infringing the Intellectual Property of any other Person in any material respect, and (ii) there are no claims pending that have been brought by any Group Company against any Person currently alleging infringement of any Group Companies Intellectual Property.

(c) Except as set forth on Schedule 5.14, to Seller’s Knowledge, (i) the conduct of the Business as currently conducted does not infringe any Intellectual Property of any Person in any material respect, and (ii) no Person is currently infringing any Group Companies Intellectual Property, except for such matters which, individually or in the aggregate, would not constitute a Facilities Material Adverse Effect.

5.15. Material Contracts.

(a) Set forth on Schedule 5.15 is a list of the following contracts or agreements to which any Group Company is a party or by which any Group Company is bound (collectively, the “Material Contracts”):

(i) any contract for the future purchase, acquisition, sale or disposition of assets or properties involving payments to or by any Group Company of more than $250,000 during any twelve-month period;

(ii) any Material Leases;

(iii) any loan agreements, promissory notes, indentures, bonds, security agreements, mortgages, deeds of trust, extensions of credit or other agreements for Indebtedness of any Group Company in an amount in excess of $100,000;

(iv) any joint venture agreements relating to the Group Companies;

(v) any employment agreement, severance agreement or other contract for the employment by any Group Company of any officer, employee or other individual that provides for an annual base salary in excess of $125,000;

(vi) any collective bargaining agreement, labor contract or other written agreement or arrangement between any Group Company and any labor union or any employee organization;

(vii) any agreement or contract containing any covenant or provision prohibiting any Group Company from engaging in any line or type of business, engaging in any line or type of business in any geographical area or competing with any other Person, other than confidentiality and non-solicitation agreements;

(viii) agreements to which a physician is a party;

(ix) agreements with health maintenance organizations, preferred provider organizations, school districts, alternative delivery systems or other payors that involved payments to the Group Companies in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the twelve months ended November 30, 2011;

(x) corporate integrity agreements, settlement and other agreements with Governmental Authorities;

(xi) agreements in which any Group Company manages the operations of any other party, and any agreement in which any Group Company has material management services provided to it; or

(xii) any other contracts or commitments not identified above, whether in the ordinary course of business or not, which (A) involve future payments, performance of services or delivery of goods or materials, to or by any Group Company in an amount exceeding $100,000 on an annual basis, and (B) is not terminable by the applicable Group Company in ninety (90) days or less.

(b) Except as set forth on Schedule 5.15 and as of the date hereof, each of the Material Contracts identified on Schedule 5.15 is (i) valid and binding on the applicable Group Company party thereto and, to the Knowledge of Seller, the other party or parties thereto, and is in full force and effect and (ii) enforceable against the applicable Group Company party thereto and, to the Knowledge of Seller, the other party or parties thereto, in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles. As of the date hereof, no Group Company or, to the Knowledge of Seller, any other party, is in material violation or breach of or in default under, nor, to the Knowledge of Seller, does there exist any event, condition or omission that, with or without the giving of notice, lapse of time or both, would result in a violation or breach of, or constitute a default under, or would give rise to any claim for damages or right of termination, amendment, cancellation, acceleration or loss of benefits under, or result in the creation of any Encumbrances upon any of the assets or properties of any of the Group Companies, any Material Contract, except as would not, individually or in the aggregate, reasonably be likely to have a Facilities Material Adverse Effect. Seller has made available to Buyer a correct and complete copy of each Material Contract.

5.16. Accounts Receivable. Except as set forth on Schedule 5.16 or as otherwise reserved on the Interim Balance Sheet, to the Knowledge of Seller, the accounts receivables reflected in the Interim Balance Sheet represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business.

5.17. Employee Benefits.

(a) Set forth on Schedule 5.17(a) is a true, complete and correct list of all “employee benefit plans,” as defined in Section 3(3) of ERISA, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan or any other similar plan, agreement, policy or understanding (whether oral or written, qualified or non-qualified), including deferred compensation arrangements that are referenced in an employment agreement, and any trust, escrow or other funding arrangement related thereto (collectively, the “Benefit Plans”), (i) which is maintained or contributed to, for or on behalf of the current or former employees of any Group Company or any other individuals who provide or have provided services to or at any Group Company; (ii) with respect to which any Group Company has any expense, liability or obligation to or with respect to any current or former officer, director, employee, service provider or the dependents or beneficiaries thereof, regardless of whether funded; and (iii) with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA), which is sponsored, maintained or contributed to by or that benefits any current or former employee or service provider of the Seller or any Group Company or to which any of the Group Companies is a party or has any expense, liability or obligation.

(b) Except as set forth on Schedule 5.17(b), each Benefit Plan has been established and administered in accordance with its terms and is in compliance with all applicable Laws, including ERISA and the Code, except for such matters or non-compliance which, individually or in the aggregate, would not constitute a Facilities Material Adverse Effect. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, each trust established in connection with any Benefit Plan that is intended to be exempt from federal Income Taxation under Section 501(a) of the Code is so exempt. All material contributions to, and material payments from, each Benefit Plan that are required to be made in accordance with the terms and conditions thereof and applicable Laws (including ERISA and the Code) have been timely made in all material respects.

(c) Except as set forth in Schedule 5.17(c), neither the Seller nor any Group Company has ever maintained, been a participating employer in or contributed to any employee benefit plan and no Benefit Plan is (i) subject to Title IV of ERISA or (ii) subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code. Neither the Group Companies nor any ERISA Affiliate thereof has sponsored or contributed to, or been required to contribute to, a multiemployer plan (as defined in Section 4001(a)(3) of ERISA), any multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA, or a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA).

(d) No Benefit Plan provides health or other welfare benefits to former employees of any Group Company other than health continuation coverage pursuant to COBRA.

(e) Seller has made available to Buyer a correct and complete copy or original of (i) each written Benefit Plan, including all amendments thereto, and all related trust documents; (ii) the three most recent Annual Report (Form 5500 Series) and accompanying schedules with respect to each Benefit Plan, as applicable; and (iii) the most recent determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each Benefit Plan, as applicable.

(f) With respect to any Benefit Plan, as of the date of this Agreement (i) no actions (other than routine claims for benefits in the ordinary course) are pending, or, to the Seller’s Knowledge, threatened and (ii) no administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other Governmental Body is pending, in progress or, to the Seller’s Knowledge, threatened. Each of the Benefit Plans, the Seller and Group Companies have properly classified individuals providing services to the Seller or any Group Company as independent contractors or employees, as the case may be.

(g) Except as set forth in Schedule 5.17(g), none of the execution and delivery of this Agreement, the performance by any party of its obligations hereunder or the consummation of the transactions (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) will (i) entitle any Acquired Employee to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefit or trigger any other material obligation under any Benefit Plan or (iii) result in any breach or violation of, or default under, or limit the Seller’s right to amend, modify or terminate any Benefit Plan.

(h) No amount or other entitlement that could be received as a result of the transactions (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) with respect to the Seller will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). No director, officer, employee or independent contractor of any Group Company is entitled to receive any gross-up or additional payment by reason of the tax required by Sections 409A or 4999 of the Code being imposed on such person.

(i) The Seller and the Group Companies have complied in all material respects with the continuation coverage provisions of COBRA and any applicable state statutes mandating health insurance continuation coverage for the Acquired Employees. Schedule 5.17(i) contains a list of all current and former employees performing services for the Group Companies and their beneficiaries who are eligible for (and/or have elected continuation coverage under COBRA) and who will be treated as “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9.

5.18. Labor Matters.

(a) There is no pending or, to the Knowledge of Seller, threatened, with respect to any employee of any Group Company, (i) any strike, slowdown, picketing, work stoppage or employee grievance process, (ii) charge, grievance proceeding or other claim against any Group Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable Governmental Body, (iii) union organizational activity or other labor or employment dispute against any Group Company, or (iv) application for certification of a collective bargaining agent.

(b) No Group Company is a party to, or bound by, any union contract, collective bargaining agreement or other labor-related agreements or arrangements with any labor union, labor organization or works council. No union or similar organization represents employees of any Group Company and, to the Knowledge of Seller, as of the date hereof no such organization is attempting to organize such employees.

(c) Except as set forth in Schedule 5.18, the Group Companies are in compliance with all applicable Laws relating to labor, labor relations or employment, except for any such violation or non-compliance which, individually or in the aggregate, would not constitute a Facilities Material Adverse Effect. No Group Company has engaged in any location closing or employee layoff activities during the two-year period prior to the date hereof that would violate or in any way implicate the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law (collectively, “WARN Act”). Schedule 5.18 includes a complete list of all employees terminated by any Group Company in the past ninety (90) days, which list shall be updated by Seller at Closing.

5.19. Environmental Matters.

(a) Except as set forth in Schedule 5.19: (a) the Group Companies are in compliance with Environmental Laws and hold and are in compliance with all Governmental Permits required pursuant to Environmental Laws; (b) no Group Companies has assumed, undertaken or otherwise become subject to any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental Laws; (c) no Group Company has received in the past three (3) years any currently unresolved written notice of any violation of any Environmental Laws; and (d) no Group Company have Released any Contaminant at, on, under or from any property owned or leased by any Group Company in violation of any Environmental Laws, except in each case, as would not, individually or in the aggregate, constitute a Facilities Material Adverse Effect.

(b) Neither Seller nor any of the Group Companies has disposed of or released any Contaminant on the Owned Real Property or Leased Property so as to give rise to any liabilities or investigatory, corrective or remedial obligations under any Environmental Laws which would reasonably be expected to have a Facilities Material Adverse Effect.

(c) Each of the Group Companies has all licenses, permits, registrations, approvals and authorizations required under applicable Environmental Laws in connection with its operations of the Facilities (“Environmental Permits”), all such Environmental Permits are in full force and effect and all renewal applications for such Environmental Permits have been timely filed, and each Facility is in compliance with such Environmental Permits, except for any such noncompliance as would not reasonably be expected to have a Facilities Material Adverse Effect.

(d) Seller has furnished to Buyer all written environmental assessments, tests, analyses, reports and audits relating to the Facilities, the Owned Real Property and the Leased Property that are in its possession, including without limitation any prior Phase I or Phase II environmental assessments of the Owned Real Property (the “Environmental Reports”).

5.20. Insurance. Set forth on Schedule 5.20 is a list of all policies of fire, liability, workers’ compensation, property, casualty and other forms of insurance covering the Group Companies as of the date of this Agreement. Such policies are in full force and effect, all premiums due thereon have been paid, and no notice of cancellation or termination has been received by any Group Company with respect to any such policy. Seller has made available to Buyer correct and complete copies of all such policies, together with all riders and amendments thereto.

5.21. Related Party Transactions. Other than arrangements between the Group Companies and Seller or Parent and except as set forth on Schedule 5.21, (a) no Related Party has, and no Related Party has had within the past three (3) years, any interest in any material asset used in or otherwise relating to the business of the Group Companies, (b) no Related Party is or has, within the past three (3) years, been indebted to any Group Companies (other than for ordinary travel advances) and none of the Company or Group Companies is or has been indebted to any Related Party and (c) to Seller’s Knowledge, no Related Party has entered into, or has any financial interest in, any material contract, transaction or business dealing with or involving any Group Company, other than transactions or business dealings conducted in the ordinary course of business at prevailing market prices and on prevailing market terms.

5.22. Disclaimer of Other Representations and Warranties.

(a) NONE OF SELLER, ANY GROUP COMPANY, ANY AFFILIATE THEREOF, NOR ANY OF THEIR REPRESENTATIVES (FINANCIAL, LEGAL OR OTHERWISE), MAKES OR HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO SELLER, THE GROUP COMPANIES OR ANY OF THEIR SUBSIDIARIES OR THE BUSINESS OF THE GROUP COMPANIES OR OTHERWISE IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, OTHER THAN THOSE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN ARTICLE IV AND ARTICLE V. SELLER HEREBY EXPRESSLY DISCLAIMS ANY OTHER EXPRESS OR IMPLIED REPRESENTATIONS OR WARRANTIES WITH RESPECT TO ANY MATTER WHATSOEVER.

(b) Without limiting the generality of the foregoing, none of Seller, any Group Companies nor any Affiliate or Representative thereof has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business of the Group Companies made available to Buyer, including due diligence materials, or in any presentation of the business of the Group Companies by management of Seller or others in connection with the Contemplated Transactions, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the Contemplated Transactions. It is understood that any cost estimates, projections or other predictions, any data, any future financial information or any memoranda or offering materials or presentations, including but not limited to, any confidential information memorandum or similar materials made available by Seller, the Group Companies or their Affiliates or Representatives are not and shall not be deemed to be or to include representations or warranties of Seller, and are not and shall not be deemed to be relied upon by Buyer in executing, delivering and performing this Agreement and the Contemplated Transactions.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the Contemplated Transactions, Buyer hereby represents and warrants to Seller as follows:

6.1. Organization. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Buyer is duly licensed or qualified to conduct business as a foreign limited liability company and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Buyer or its operations. Buyer has all necessary corporate power and authority to own or lease and operate its assets and to carry on its business in the manner that it has been and is currently conducted.

6.2. Authorization, Validity and Effect of Agreement. Buyer has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and each of the Buyer Ancillary Agreements to which it is a party, and to consummate the Contemplated Transactions. This Agreement has been duly authorized by the governing board of Buyer and duly executed and delivered by Buyer and is (assuming the valid authorization, execution and delivery of this Agreement by Seller) the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by the governing board of Buyer and, upon execution and delivery thereof by Buyer, will be duly executed and delivered by Buyer, and will be (assuming the valid authorization, execution and delivery by Seller, where Seller is a party, or the other party or parties thereto) a legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general application relating to or affecting creditors’ rights and to general equity principles. No other action on the part of Buyer or its members or managers is necessary to authorize the execution and delivery by Buyer of this Agreement and the Buyer Ancillary Agreements to which Buyer is a party, the performance of Buyer’s obligations hereunder or thereunder or the consummation by Buyer of the Contemplated Transactions.

6.3. No Conflicts; Consents and Approvals. The execution and delivery of, and the performance of its obligations under, this Agreement by Buyer do not, and the consummation by Buyer of the Contemplated Transactions or by any of the Buyer Ancillary Agreements will not:

(a) assuming the receipt of all necessary authorizations, consents, approvals, orders and waivers and the filing of all necessary documents as described in Section 6.3(b), with or without the giving of notice, lapse of time or both, conflict with, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (i) the Certificate of Formation, Operating Agreement or other governing documents of Buyer, (ii) any contract to which Buyer is a party or by which Buyer or any of its assets, properties or businesses may be subject or bound, (iii) any Governmental Order to which Buyer is a party or by which Buyer or any of its assets, properties or businesses may be subject or bound or (iv) any material Laws or Governmental Permits applicable to Buyer or any of its assets, properties or businesses, other than, in the case of clause (ii) above, any such conflicts, violations, breaches, defaults, rights or loss of rights that, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability of Buyer to enter into, perform its obligations under and consummate the Contemplated Transactions; or

(b) require the authorization, consent, approval, order, waiver or act of, or the making by Buyer of any declaration, filing or registration with or notice to, any Person, except (i) in connection, or in compliance, with the provisions of the HSR Act, and (ii) such authorizations, consents, approvals, orders, waivers, acts of, declarations, filings, registrations or notices the failure of which to be obtained or made, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of Buyer to enter into, perform its obligations under and consummate the Contemplated Transactions.

6.4. Legal Proceedings.

(a) There are no Proceedings pending or, to the actual knowledge of Buyer, threatened against Buyer or its Affiliates, or any of their respective officers, directors, employees, consultants or agents (in their capacity as such), in each case, that, individually or in the aggregate, would reasonably be expected to adversely affect in any material respect the ability of Buyer to enter into, perform its obligations under and consummate the Contemplated Transactions.

(b) There are no Proceedings pending or, to the actual knowledge of Buyer, threatened against Buyer or its Affiliates that questions the legality of the Contemplated Transactions, or which seeks to restrain, enjoin or delay the consummation of the Contemplated Transactions, or which seeks damages in connection herewith or therewith, and no injunctions of any type have been entered or issued in connection with the Contemplated Transactions.

(c) There are no Governmental Orders to which Buyer or any of its Affiliates, or any of their respective assets, properties or businesses is subject or bound, except for any Governmental Orders, which, individually or in the aggregate, would not reasonably be expected to adversely affect in any material respect the ability of Buyer to enter into, perform its obligations under and consummate the Contemplated Transactions. Buyer has no reasonable basis to believe that any Governmental Orders or restrictions are contemplated or that its current assets or activities make any such Governmental Orders or restrictions reasonably likely to result as a result of the execution of this Agreement or otherwise, prior to the Closing.

6.5. Financing. Buyer has cash on hand and other immediately available sources of funds that, together, will at the Closing be sufficient to effect the Contemplated Transactions, including payment of the Purchase Price and other amounts required to be paid under Section 3.2, pay all associated fees, costs and expenses and to make all other payments required by the terms hereof and to otherwise consummate the Contemplated Transactions. Notwithstanding anything to the contrary contained herein, Buyer acknowledges and agrees that it shall not be a condition to the obligations of Buyer to consummate the transactions contemplated hereby that Buyer have sufficient funds for payment of all amounts due hereunder.

6.6. Investment Representations.

(a) Buyer is acquiring the Units as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Units in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities Laws.

(b) Buyer has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of purchasing the Units and to understand the risks of, and other considerations relating to, its purchase of the Units.

(c) Buyer is aware that, as of the Closing Date, (i) the Units will not have been registered under the Securities Act of 1933, as amended, or any state’s securities Laws, and (ii) no securities issued by Seller or any of its Subsidiaries will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended.

6.7. No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Contemplated Transactions.

ARTICLE VII

PRE-CLOSING COVENANTS

The respective Parties covenant that, during the period from and after the date hereof through the earlier of the Closing or the termination of this Agreement:

7.1. Access to Information. Seller agrees to provide Buyer with reasonable access to all information in the possession of Seller or Representatives relating to the Group Companies or the Contemplated Transactions, and all of such information shall be treated as Confidential Information pursuant to the terms of the Confidentiality Agreement, and Buyer agrees to maintain the confidentiality of the proposed transaction in all dealings with employees of Seller or the Group Companies. Seller shall not be required to provide such access if to do so would unreasonably interfere with the operations of the Group Companies or delivery of patient care and shall not be required to violate any obligation of confidentiality to which it is subject or to waive any privilege that it may possess in discharging its obligations pursuant to this Section 7.1, so long as Seller shall have used its commercially reasonable efforts to provide such information without violation of any such obligation or applicable Law. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Group Companies. Buyer also agrees that it is not authorized to and shall not (and shall not permit any of its employees, agents, representatives or Affiliates to) contact any employee (other than executive officers), payor, supplier, vendor, customer, patient or other material business relation of the Group Companies regarding the Contemplated Transactions prior to the Closing, without the prior consent of Seller. Further, Buyer agrees that neither it nor any of its Representatives will visit any Group Company unless accompanied by a Representative of Seller (or unless Seller authorizes a visit without a Representative of Seller).

7.2. Further Actions; Consents of Third Parties; Governmental Approvals.

(a) Each Party will act diligently and use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper and advisable to consummate and make effective the Contemplated Transactions as promptly as practicable, including: (i) obtaining, before the Closing Date, all authorizations, consents, approvals, orders and waivers, in form and substance reasonably satisfactory to the other Parties, required, or that may become necessary, to be obtained from any Person or Governmental Body to consummate the Contemplated Transactions; and (ii) causing the satisfaction of all conditions to the Closing; provided, however, that such action shall not include any requirement of Seller or any of its Affiliates to pay money to any third party, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

(b) As promptly as reasonably practicable after the date hereof (but in any event by the close of business on January 17, 2012), each of the Parties shall (or shall cause their ultimate parent entity to) file with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice (“DOJ”) any notifications and other information required to be filed under the HSR Act with respect to the Contemplated Transactions. Each Party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act. Each of the Parties agrees to file any additional information requested by such agencies under the HSR Act, and, subject to Section 8.2, to cooperate with and make available to the other Party such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file such additional information. Each Party shall, subject to applicable Laws relating to access to and the exchange of information, use reasonable best efforts to promptly inform the other Party of any communication received by, or given by, such Party from or to, as the case may be, the FTC, DOJ or any other Governmental Body regarding the Contemplated Transactions. Each of the Parties shall use its reasonable best efforts to take such action as may be required, including responding to any Request for Additional Information or Documentary Material received by the FTC or DOJ pursuant to the HSR Act and actions relating to the same, to cause the expiration of the waiting periods or the receipt of approval decisions under the HSR Act with respect to the Contemplated Transactions as promptly as reasonably practicable. Each Party shall consult with the other Party in advance with respect to, and permit the other Party to review in advance, any proposed correspondences, filings or communications by such Party with any Governmental Body or members of its staff and provide the other Party with a copy of all correspondences or communications from any Governmental Body or members of its staff. No Party shall agree to participate in any meeting or conference with any Governmental Body in respect of any filing, investigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Body, gives the other Party the opportunity to attend and participate at such meeting or conference. Buyer and Seller shall equally share all filing fees under the HSR Act with respect to the Contemplated Transactions.

(c) As promptly as reasonably practicable after the date hereof (but in any event by the close of business on January 17, 2012), Buyer shall (or shall cause Acadia to) file with the Oklahoma State Board of Health any notifications and other information required to be filed with respect to the Contemplated Transactions. Each of the Parties agrees to file any additional information requested by such agency, and, subject to Section 8.2, to cooperate with and make available to the other Party such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file such additional information. Each Party shall, subject to applicable Laws relating to access to and the exchange of information, use reasonable best efforts to promptly inform the other Party of any communication received by, or given by, such Party from or to, as the case may be, the Oklahoma State Department of Health. Each of the Parties shall use its reasonable best efforts to take such action as may be required to cause the expiration of the waiting periods or the receipt of approval decisions from the Oklahoma State Department of Health with respect to the Contemplated Transactions as promptly as reasonably practicable.

7.3. Operations Prior to the Closing. Except as contemplated by this Agreement or as set forth in Schedule 7.3 or consented to in writing by Buyer, which consent shall not be unreasonably withheld, conditioned or delayed:

(a) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller shall, and shall cause the Group Companies to: (i) except as may be prohibited by Section 7.3(b), conduct the Business in the ordinary course of business; and (ii) use commercially reasonable efforts to maintain in all material respects each Group Company’s assets, properties and business organizations and current relationships and goodwill with its respective customers, suppliers and payors.

(b) From the date of this Agreement until the earlier of the Closing or the termination of this Agreement, Seller shall not permit any of the Group Companies to:

(i) issue, sell, pledge or encumber, or authorize the issuance, sale, pledge or encumbrance of, any Capital Stock or issue, sell, pledge or encumber or authorize the issuance, sale, pledge or encumbrance of, any securities convertible into or exchangeable for, or options with respect to, or warrants to purchase or any other rights to subscribe for or acquire, any Capital Stock;

(ii) effect any recapitalization, reclassification, dividend, split, combination or like change in its capitalization;

(iii) amend or restate its certificate of formation or operating agreement (or similar organizational documents);

(iv) (A) enter into any collective bargaining agreement or similar agreement; (B) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under, any Benefit Plan, except as required by applicable Law; (C) increase, or make any new commitment to increase, the amount of any salaries, bonuses or other compensation (including equity-based compensation) payable to any of its managers, directors, officers or employees, other than in the ordinary course of business or pursuant to contracts in effect on the date hereof; or (D) enter into any new or amend any employment, severance, retention or change in control agreement with any past or present manager, director, officer or employee;

(v) change any method of accounting or accounting practice or policy used by any Group Company, other than such changes required by GAAP;

(vi) other than in the ordinary course of business or as required by Tax Law, (A) make, change or rescind any election relating to Taxes, (B) settle or compromise any material Tax controversy or forgo any right to a refund of Tax previously paid, (C) amend, refile or otherwise revise any previously filed Tax Return, (D) request a ruling, closing agreement, or similar determination relating to material Taxes, or (E) enter into or terminate any agreement with a Tax Authority or other third party relating to material Taxes;

(vii) permit or allow any of the assets or properties of the Group Companies to become subjected to any Encumbrance, other than Permitted Encumbrances and Encumbrances that will be released at or prior to Closing;

(viii) sell, transfer, lease, sublease, license or otherwise dispose of any material properties or assets (real, personal or mixed, including intangible property) of the Group Companies, other than in the ordinary course of business;

(ix) merge or consolidate with any Person, or acquire an interest in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, other than in the ordinary course of business;

(x) make any capital expenditure or commitment for any capital expenditure in excess of $100,000, except for capital expenditures that are set forth in Schedule 7.3;

(xi) enter into, amend the terms of, relinquish any material right under or terminate any Material Contract other than in the ordinary course of business;

(xii) waive, compromise or release any material rights, or cancel any material third party indebtedness owed to the Group Companies;

(xiii) institute, settle, release waive or compromise any pending or threatened Proceeding involving (A) the payment of monetary damages by the Group Companies in excess of $100,000 or (B) injunctive or similar relief having a restrictive impact on the business of the Group Companies; or

(xiv) agree to take any of the actions specified in Sections 7.3(b)(i) through (xiii), except as contemplated by this Agreement.

7.4. Notification. Seller, on the one hand, and Buyer, on the other hand, shall give prompt notice to the other of: (a) any notice or other communication from any Governmental Body or party to a Material Contract alleging that the consent of such third party is or may be required in connection with the Contemplated Transactions; (b) any Group Companies Material Adverse Effect or the occurrence of any event or events which, individually or in the aggregate, constitutes a Group Companies Material Adverse Effect; or (c) the occurrence or non-occurrence of any event that is reasonably likely to result in the failure of any condition to the Closing or that indicates that any of the representations and warranties contained in this Agreement will not be, or are not, true and correct in all material respects.

7.5. Updated Schedules. Concurrently with the execution and delivery of this Agreement, Seller has delivered to Buyer the Schedules to this Agreement. From and after the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date, Seller may prepare and deliver to Buyer supplements and/or amendments to the Schedules, which may contain additional Sections that are not in existence as of the date hereof relating to any of the provisions contained in Article IV or V, with respect to matters first arising after the date hereof (each, an “Update”), and each such Update shall be deemed to be an amendment to this Agreement for all purposes hereof other than for purposes of the conditions set forth in Section 9.1; provided that, in the event that the disclosure of the facts, circumstances and events included in such Update would give Buyer the right to elect to terminate this Agreement pursuant to Section 12.1(b) if the 30-day cure period described therein had lapsed and Buyer does not make such election within five (5) Business Days of its receipt of such Update, such Update shall be deemed to be an amendment to this Agreement for all purposes hereof, including with respect to the conditions set forth in Section 9.1. Notwithstanding the above, no update shall prejudice Buyer’s rights to indemnification under Sections 11.1(a)(iii)-(v).

7.6. Exclusivity. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not take, nor shall it permit any of its Affiliates or Representatives to take, any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, or enter into any agreement with, any Person (other than Buyer and/or its Affiliates and Representatives) concerning any direct or indirect acquisition of all or substantially all of the Capital Stock or assets of any Group Company, or any merger, consolidation or other business combination involving any Group Company (each, an “Acquisition Transaction”), and Seller and its Affiliates and Representatives shall immediately cease and cause to be terminated all existing discussions, negotiations and other communications with any Person (other than Buyer and its Affiliates and Representatives) with respect to any such Acquisition Transaction; provided, however, that Buyer hereby acknowledges that prior to the date of this Agreement, Seller and its Affiliates and Representatives have provided information relating to the Group Companies and has afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by Seller of this Section 7.6. During the period from the date of this Agreement through the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall notify Buyer promptly upon the receipt of any proposal, offer, inquiry or contact from any Person (other than Buyer or its Affiliates and Representatives) in respect of any Acquisition Transaction.

7.7. Rolling Hills Expansion CON. Seller shall cooperate with Buyer in the preparation and filing of building plans and otherwise take, and/or cause the Group Companies to take, any actions required of Seller or the Group Companies prior to Closing in order to meet all requirements of the Expansion CON.

7.8. Risk of Loss. From the date hereof until the Closing Date, in the event that there is any damage to or loss of any of the assets of a Group Company in excess of One Hundred Thousand Dollars ($100,000) (whether by fire, theft, vandalism or other cause or casualty), the Purchase Price shall be reduced by the amount necessary to repair the damage (“Damage Repair Amount”), which reduction shall be offset by any amounts paid by Seller’s insurance company and assigned to Buyer and received by Buyer by the Closing Date; provided, however, in the event of a casualty constituting a Group Companies Material Adverse Effect, Buyer, at its sole option, may elect to terminate this Agreement in its entirety. If Seller and Buyer are unable to agree as to the Damage Repair Amount, then such amount shall be determined by an MAI appraiser to be mutually selected and paid equally by Seller and Buyer. If Seller and Buyer are unable to mutually select an appraiser, then one MAI appraiser shall be selected and paid by Buyer and one MAI appraiser shall be selected and paid by Seller. If a party does not select an appraiser as provided in the preceding sentence within ten (10) days after the other party has given notice of the name of its appraiser, such party shall lose its right to appoint an appraiser. If the two appraisers are selected by the parties as provided above, they shall meet promptly to determine the reduction in Purchase Price. If they are unable to agree within fifteen (15) days after the second appraiser has been selected, they shall jointly select a third MAI appraiser. The reduction in Purchase Price shall be set by agreement of any two of the three appraisals. If the two appraisers are unable to agree on a third appraiser within thirty (30) days after the second appraiser has been selected, either party, by giving written notice to the other, may apply to the American Arbitration Association for the purpose of determining the reduction in Purchase Price. Seller and Buyer shall each bear one-half (1/2) of the cost of selecting the third appraiser and of paying the third appraiser’s fee. The third appraiser, however selected, shall be a person who has not previously acted in any capacity for either party. If any two appraisers are unable to determine the reduction in Purchase Price within fifteen (15) days after the third appraiser has been selected, then the two appraisals that are closest shall be added together and their total divided by two; the resulting quotient shall be the reduction in Purchase Price (the third appraisal farthest from the remaining two shall be ignored). In determining the reduction in Purchase Price, each appraiser shall take into consideration, understand, and correctly employ those recognized techniques that are necessary to produce a credible appraisal.

7.9. Condemnation. From the date hereof until the Closing Date, in the event that there is any condemnation of any of the assets of a Group Company in excess of One Hundred Thousand Dollars ($100,000), the Purchase Price shall be reduced by the amount of such condemnation proceeds but the reduction shall be offset by any amounts received by Buyer for such condemnation; provided, however, in the event of any pending, threatened or contemplated condemnation or eminent domain proceeding which constitutes a Group Companies Material Adverse Effect, Buyer at its sole option, may elect to terminate this Agreement in its entirety.

7.10. Title Work and Surveys; Defects and Cure; Title Policy; Environmental Inspections.

(a) Title Work. Seller has furnished to Buyer the title work listed on Schedule 7.10 (the “Existing Title Work”). Within forty-five (45) days following the date of this Agreement, Buyer may, at Buyer’s option and expense, obtain commitments from the title insurance company issuing the Existing Title Work (the “Title Company”) to issue (i) updates to the Existing Title Work or (ii) new policies of owner’s title insurance for those portions of the Owned Real Property as to which there is no Existing Title Work, together with legible copies of all exceptions to title referenced therein (the “New Title Work”). The New Title Work shall commit to insure title as of each commitment’s effective date to the Owned Real Property subject to all exceptions stated in the New Title Work or conditions to such title, which would appear in an owner’s title policy of title insurance, if issued. Buyer shall furnish Seller with copies of any New Title Work promptly following receipt of same.

(b) Surveys. Seller has furnished to Buyer the as-built surveys of the Owned Real Property listed on Schedule 7.10 (the “Existing Surveys”). Within forty-five (45) days following the date of this Agreement, Buyer may, at Buyer’s option and expense, obtain (i) updates to the Existing Surveys or (ii) current, as-built surveys for those portions of the Owned Real Property as to which there are no Existing Surveys (the “New Surveys”) meeting the 2011 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Survey of comparable properties, including such Table A optional items as Buyer elects. The New Surveys contain the surveyor’s ALTA/ACSM certification to Buyer, Seller, the Group Companies and the Title Company. Buyer shall furnish Seller with copies of any New Surveys promptly following receipt of such surveys.

(c) Defects and Cure. The New Title Work and the New Surveys are collectively referred to as “Title Evidence”. Buyer shall notify Seller in writing (“Defect Notice”) within ten (10) days after its receipt of the last of the Title Evidence of any claims, Encumbrances, exceptions or defects disclosed in the Title Evidence, other than Permitted Encumbrances, which would reasonably be expected to materially and adversely affect the use or operation of a Facility or Facilities in the manner in which such Facility or Facilities have historically been operated by Seller and to which Buyer objects (the “Defects”) in a duly given Defect Notice. For purposes of this Agreement, (i) any Encumbrance reflected on any Existing Survey or Existing Title Work shall be deemed a Permitted Encumbrance, and (ii) any Encumbrance reflected in the New Title Work and New Title Evidence not referenced in the Defect Notice shall be deemed a Permitted Exception. Seller shall use commercially reasonable efforts to cure any Defect identified in a Defect Notice. Should Seller, notwithstanding the use of commercially reasonable efforts, not have cured by Closing any Defects referenced in a Defect Notice, and the failure to cure such Defect(s) shall reasonably be expected to have a Group Companies Material Adverse Effect, then Seller may elect to either terminate this Agreement, in which event neither Seller nor Buyer shall have any further obligation to the other hereunder except those obligations which by the express terms of this Agreement shall survive any such termination or, waive such right to terminate this Agreement, and, in such event, such Defects as to which Buyer shall have waived its right to terminate shall be deemed Permitted Encumbrances for all purposes under this Agreement. A cure of a Defect for purposes of this Section 7.10 shall include an endorsement by the Title Company reasonably acceptable to Buyer, either eliminating the Defect, insuring over the Defect or insuring against the effect of the Defect.

(d) Title Policy. At the Closing, Buyer may obtain a current ALTA Form Owner’s Policy of Title Insurance (the “Title Policies”) for the Owned Real Property issued by the Title Company. The Title Policies shall be issued as of the Closing Date in an amount equal to the portion of the Purchase Price being allocated to such portion of the Owned Real Property and shall insure to the applicable Group Company good and marketable fee simple title, subject to such exceptions, as may be contained in the Title Policies, as the case may be, to such Owned Real Property. Seller and the Group Companies shall grant their reasonable cooperation to Buyer in executing such certificates and affidavits as the Title Company shall reasonably and customarily require as a condition to issuance of the Title Policies; provided however that Seller’s cooperation and provision of any affidavit or certificate as contemplated by the foregoing is intended merely as an accommodation to Buyer, and that it shall neither be an obligation of the Seller and Group Companies to issue an “owner’s affidavit” (of the type that would otherwise be required in connection with “extended coverage” under the Title Policies) or to otherwise undertake any material obligation or liability in connection with the issuance of the Title Policies nor a condition to Buyer’s obligations to Closing that the Title Company issue the Title Policies, it being understood and agreed that the sole extent of Seller’s obligations with respect to matters of title of the Owned Real Property are those obligations expressly set forth in subsection (c) above, and no further or otherwise. Buyer shall pay all premiums, costs and expenses of the Title Policies.

(e) Environmental Inspections. Seller has provided Buyer with the Existing Environmental Reports listed on Schedule 7.10 (the “Existing Environmental Reports”). Within fifteen (15) days following the execution of this Agreement, Seller shall cause the preparer of the Existing Environmental Reports to provide by amendment thereto, or by a reliance letter reasonably satisfactory to Buyer, that Buyer and the applicable Group Companies shall be deemed a party to and may rely upon the Existing Environmental Work and shall have the benefit of the insurance coverage for the Existing Environmental Work provided by the preparer. For a period of forty-five (45) days following the execution of this Agreement (the “Environmental Inspection Period”), Buyer and Buyer’s agents, representatives and contractors shall have the right to enter upon the Owned Real Property for the purpose of conducting such tests, assessments, evaluations and investigations as Buyer may determine in its sole discretion, in order to evaluate and determine the current environmental condition of the Owned Real Property, including without limitation Phase I or Phase II environmental assessments of any Owned Real Property not covered by the Existing Environmental Reports (or, if Seller is unable to provide the assurances set forth above as to the Existing Environmental Reports, all of the Owned Real Property) and updates of any existing Phase I or Phase II assessments in order to bring them current under AAI standards for CERCLA. Within five (5) days after the expiration of the Environmental Inspection Period, Buyer shall give written notice to Seller of any breach of Section 5.19, which would reasonably be expected to materially and adversely affect the use or operation of a Facility or Facilities in the manner in which such Facility or Facilities have historically been operated by Seller (“Environmental Conditions”). Buyer shall provide Seller with a copy of Buyer’s Environmental Inspections reflecting such Environmental Conditions. If Buyer gives notice of any Environmental Conditions to Seller, and if such Environmental Conditions constitute a breach of Section 5.19, Seller shall use commercially reasonable efforts to cure any Defect identified in a Defect Notice. Should Seller, notwithstanding the use of commercially reasonable efforts, not have cured by Closing any such Environmental Conditions referenced in the Buyer’s Environmental Inspections, and the failure to cure such Environmental Condition(s) shall reasonably be expected to have a Group Companies Material Adverse Effect, then Seller may elect to either terminate this Agreement, in which event neither Seller nor Buyer shall have any further obligation to the other hereunder except those obligations which by the express terms of this Agreement shall survive any such termination or, waive such right to terminate this Agreement.

ARTICLE VIII

ADDITIONAL AGREEMENTS

8.1. Tax Matters.

(a) Notwithstanding anything herein to the contrary, Buyer shall be liable for and pay, and shall indemnify Seller against, any Transfer Taxes that may be imposed upon, or payable or collectible or incurred in connection with this Agreement and the Contemplated Transactions. Buyer shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and if required by applicable Law, Seller will join in the execution of any such Tax Returns or other documentation.

(b) After the Closing, the Parties shall cooperate with each other by furnishing any additional information and executing and delivering any additional documents as may be reasonably requested by such Parties in their preparation of any Tax Returns required to be filed by or with respect to the Group Companies. Such cooperation shall include access during normal business hours afforded to the Parties and their respective agents and Representatives to, and reasonable retention by such Parties of, Tax records related to the Group Companies, and making employees and agents (including auditors) of the Group Companies available on a reasonably convenient basis to provide additional information and explanation of any material provided hereunder.

(c) Except as set forth on Schedule 8.1(c), neither Seller nor any Affiliate of Seller shall file or cause or permit to be filed any amended Tax Return or claims for refund with respect to the Group Companies or which include the Group Companies or grant or cause or permit to be granted any extension of any statute of limitation with respect to any Tax Returns for any Pre-Closing Tax Period without the prior written consent of the Buyer (which consent shall not be unreasonably withheld or delayed). None of Buyer, the Group Companies or any Affiliate of Buyer shall (or shall cause or permit any Group Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Group Company with respect to any Taxable Period or portion of any Straddle Period ending on or prior to the Closing Date without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

(d) Buyer shall prepare or cause to be prepared, in a manner consistent with the most recent Tax Returns of the Group Companies and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (unless Buyer determines there is no reasonable basis for such position, election or method), all Tax Returns of or with respect to the Group Companies that are required to be filed after the Closing Date for (i) all Taxable Periods ending on or prior to the Closing Date and (ii) all Straddle Periods; provided that Buyer shall deliver any such Tax Return to Seller in the form proposed for filing at least twenty (20) Business Days prior to the due date thereof for review and approval by Seller, which approval may not be unreasonably withheld, conditioned or delayed. Seller shall notify Buyer of any requested changes to such returns within seven (7) Business Days of Seller’s receipt thereof. If Buyer objects to Seller’s requested changes, Buyer and Seller will have five (5) Business Days to resolve such dispute prior to submitting the disputed portion of such return to the Accounting Firm for binding resolution prior to filing such Tax Return. The Accounting Firm will promptly review only those items and amounts specifically set forth in the requested change(s) and resolve the dispute with respect to each requested change. The fees and expenses of the Accounting Firm will be borne by Seller and Buyer in the percentage inversely proportionate to the percentage of the total amount of the total items submitted for dispute that are resolved in such party’s favor, or determined by the Accounting Firm. The decision of the Accounting Firm will be final, conclusive and binding on the parties. Buyer shall file or cause to be filed, within the time and in the manner required by applicable Law, such Tax Returns and pay or cause to be paid all Taxes due and owing with respect to such Tax Returns, subject to the indemnification provisions of Section 11.1. Buyer also shall prepare or cause to be prepared all Tax Returns required to be filed by or with respect to the Group Companies for all Taxable Periods beginning after the Closing Date, and file or cause to be filed, within the time and in the manner required by applicable Law, all such Tax Returns and pay or cause to be paid all Taxes due and owing with respect to such Tax Returns.

(e) In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Tax that is allocable to the portion of such Straddle Period ending on the Closing Date shall be:

(i) in the case of Taxes that are either (A) based upon or related to income or receipts or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which could be payable if the Taxable Period ended on the Closing Date and the Parties shall elect to do so if permitted by applicable Law; and

(ii) in the case of Taxes imposed on a periodic basis with respect to the assets of any Group Company, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Taxable Period), multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(f) (i) After the Closing Date, Buyer shall notify Seller in writing within fifteen (15) Business Days of receiving notice of any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim on Buyer or any Group Company, that if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under Section 11.1. Such notice shall contain factual information (to the extent known to Buyer) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax Authority in respect of any such asserted Tax liability. The failure to give notice as provided in this Section 8.1(f) shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(ii) In the case of a Tax audit or administrative or judicial proceeding (a “Contest”) relating to any Group Company solely with respect to a Taxable Period ending on or prior to the Closing Date, Seller shall have the sole right, at its expense, to control the conduct of such Contest; provided, that, in the event that any such Contest could result in an adjustment to Tax of any Group Company for a Taxable Period or portion thereof ending after the Closing Date, Seller (A) shall permit Buyer, at its expense, to participate in the proceeding solely with respect to an adjustment that might affect the Tax liability of Buyer or any Group Company for a Taxable Period ending after the Closing Date and (B) shall not settle or otherwise compromise such Contest without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, except as may be required by Law, Seller shall take no position that Buyer determines will result in any material negative Tax consequence to Buyer or the Group Companies after the Closing Date without the prior written consent of Buyer (which consent shall not be reasonably withheld, conditioned, or delayed).

(iii) In the case of any other Contest relating to any Group Company, Buyer shall have the sole right, at Buyer’s expense, to control the conduct of such Contest; provided, that, in the event that any such Contest could result in an adjustment to Tax of any Group Company for a Taxable Period or portion of a Straddle Period ending on or before the Closing Date that might have an adverse effect on Seller, Buyer (A) shall permit Seller, at Seller’s expense, to participate in the proceeding solely with respect to an adjustment that might affect the Tax liability of Seller for a Taxable Period or portion of a Straddle Period ending on or before the Closing Date and (B) shall not settle or otherwise compromise such Contest without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(g) For Tax purposes, unless otherwise required by applicable Law, the Parties agree to treat all payments made under any indemnity provisions contained in this Agreement, and any payments in respect of any breaches of representations, warranties, covenants or agreements hereunder, as adjustments to the Purchase Price.

(h) Buyer and Seller agree that the Group Companies shall become members of the federal income consolidated tax group of which Buyer is the common parent on the day after the Closing Date. To the extent applicable, any state or local Income Tax Returns shall be prepared in accordance with provisions comparable to Treasury Regulations Section 1.1502-76(b) under state or local Law.

(i) Any Tax refunds that are received by Buyer or any Group Company, and any amounts credited against Tax to which Buyer or any Group Company become entitled, that relate to Taxable Periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Buyer shall pay or cause to be paid over to Seller any such refund or the amount of any such credit within five (5) Business Days after receipt or entitlement thereto. Buyer will, and will cause the Group Companies to, execute such documents, take reasonable additional actions and otherwise reasonably cooperate as may be necessary for the Group Companies to perfect their rights in and obtain all Tax refunds and credits for which any such Person is eligible and to which Seller is entitled. None of Buyer or Seller shall, or shall permit any Group Company to, forfeit, fail to collect or otherwise minimize any Tax refund or credit to which Seller would be entitled, whether through any election to carry forward a net operating loss or otherwise.

(j) Acquisition of LLC Interests and Stock.

(i) If requested by Buyer, Buyer and Seller shall timely make a joint election under Section 338(h)(10) of the Code (a “338(h)(10) Election”) with respect to the direct or indirect purchase of the common stock of any or all of the Group Companies that are treated as corporations for federal Income Tax purposes (each such entity is herein referred to as a “Corporate Group Company” and its shares of stock as “Group Company Shares”). Buyer and Seller shall, at the request of Buyer, make any analogous election with respect to state, local or foreign Taxes, to the extent that such election is separately available. Buyer and Seller shall duly execute, or cause to be executed, any form (including IRS Form 8023 and IRS Form 8883) and to the extent required, any similar forms with respect to state, local or foreign Taxes required for purposes of making such election.

(ii) Buyer shall promptly provide written notice to Seller of any audit or other investigation that may be initiated in connection with a 338(h)(10) Election or any analogous election.

(k) To the extent the sale of any of the Units is treated as a sale of assets to Buyer for federal tax purposes and for purposes of Section 8.1(j) with respect to any direct or indirect sale of Group Company Shares, prior to execution of this Agreement, Buyer shall have prepared and delivered to Seller at least ten (10) days prior to Closing, a schedule that allocates the Purchase Price among the assets of each of the Group Companies, including without intending any limitation, the allocation to the assets of the Corporate Group Companies, or as otherwise applicable. Such schedule shall be agreed upon by Buyer and Seller and shall be set forth in Schedule 8.1 (the “Purchase Price Allocation”). Except as required pursuant to a determination (as defined in Section 1313 of the Code or any similar provision of state or local Laws), each Party agrees to report the federal, state, local and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with such treatment and Purchase Price Allocation and shall not take any position inconsistent therewith upon examination of any Tax allocation and shall not take any position inconsistent therewith upon examination of any Tax Return, in any refund claim, or in any litigation, investigation, or otherwise.

8.2. Confidentiality. The Parties hereto acknowledge and agree that all confidential information relating to Seller, the Group Companies, Buyer or their respective Affiliates and businesses, including confidential matters consisting of “know-how,” trade secrets, customer lists, details of contracts, pricing policies, operational and service methods, sales data, marketing plans or strategies, service development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects and inventions (collectively, “Confidential Information”) are valuable, special and unique assets of such Person to which the Confidential Information belongs and are, and upon the Closing will be, owned exclusively by such Person. Each Party agrees to, and agrees to use its reasonable best efforts to cause its directors, officers, employees, partners, Affiliates, agents, advisors (including accountants and legal counsel) and other representatives (“Representatives”) to, treat the Confidential Information, together with any other confidential information furnished to Seller or the Group Companies or their respective Affiliates by Buyer or its Affiliates, on the one hand, or to Buyer or its Affiliates by Seller, the Group Companies or any of their respective Affiliates, on the other hand, as confidential and not to make use of such information for its own purposes or for the benefit of any other Person. To the extent the terms in this Section 8.2 conflict with the terms of the confidentiality letter agreement, dated as of September 27, 2011, between Seller and Buyer or its Affiliate (the “Confidentiality Agreement”), the terms of this Section 8.2 shall supersede the conflicting terms in the Confidentiality Agreement.

8.3. Employment Matters.

(a) Buyer agrees that it and the Group Companies shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. Buyer agrees that, following the Closing Date, it will not take any action which would trigger liability for Seller or any of its Affiliates under the WARN Act.

(b) As of Closing, as applicable, Seller or the Group Companies shall terminate the employees listed on Schedule 8.3(b) and, as of the Closing, Buyer will offer employment to such employees on an at-will basis and subject to Buyer’s customary employee screening and employment practices, policies and procedures. In addition, all employees of the Group Companies shall continue to be employed by the Group Companies on an at will basis as of and following the Closing. All employees listed on Schedule 8.3(b) or employed by the Group Companies as of Closing shall be referred to herein as “Acquired Employees.”

(c) During the period beginning on the Closing Date and ending no earlier than the first anniversary thereof, Buyer shall, or shall cause the Group Companies to, provide compensation and benefits to the Acquired Employees that are no less than the compensation and benefits provided to such employees immediately prior to the Closing.

(d) From and after the Closing Date, Buyer shall cause all Acquired Employees to be granted credit for any service with Seller and any Group Company earned prior to the Closing Date for purposes of benefit eligibility and vesting (but not benefit accrual). In addition, Buyer hereby agrees that Buyer shall cause all covered expenses incurred during the calendar year in which the Closing Date occurs by any Acquired Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date for the remainder of such calendar year.

(e) Seller shall take all necessary or appropriate steps in order to terminate the participation of the Acquired Employees in any Benefit Plans effective as of the Closing Date and Seller shall take any and all action necessary to authorize and direct the administrators of the Benefit Plans to take such actions. Seller shall maintain and/or distribute, as appropriate, the account balances of the Acquired Employees in any Benefit Plan that is intended to be qualified under Section 401(a) of the Code (“Retirement Plan”) in accordance with the terms of such Retirement Plan, the Code and ERISA. Buyer agrees to use its commercially reasonable efforts to facilitate the rollover of the accounts held for the Acquired Employees in the Retirement Plan who voluntarily elect to make such rollovers into a retirement plan maintained by Buyer or its affiliates, as and to the extent such rollovers are permissible under applicable laws and regulations and the terms of Buyer’s plans. Seller shall amend the Retirement Plan to provide that the accrued account balances of the Acquired Employee shall fully vest at the Closing Date, unless Buyer requests a plan to plan transfer as provided in the following sentence. Notwithstanding the foregoing, if requested by Buyer on or before the Closing Date, Seller shall transfer the accrued account balances of the Acquired Employees (which shall include both vested and nonvested portion of such accounts) to a plan maintained by the Buyer as a plan-to-plan transfer pursuant to section 414(l) of the Code as soon as reasonable practicable after the Closing Date.

8.4. Access to Records after Closing. For a period of six (6) years after the Closing Date, Seller and its Affiliates and Representatives shall have reasonable access to all of the books and records of the Group Companies to the extent that such access may reasonably be required by Seller in connection with any legitimate matter relating to or affected by the operations of the Group Companies prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 8.4. If Buyer or any Group Company shall desire to dispose of any of such books and records prior to the expiration of such 6-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

8.5. Insurance for Pre-Closing Occurrences or Events. At the Closing Date, Buyer or one of its Affiliates will purchase on behalf of the Group Companies, a “nose” policy reasonably acceptable to Buyer from an insurer reasonably acceptable to Buyer that will provide insurance coverage for all events that occurred in the period prior to the Closing Date if such events or occurrences would give rise to a claim under the Facilities’ general and professional liability insurance policies, regardless of whether such events or occurrences are known or unknown to the Seller as of the Closing Date (the “Nose Coverage”). Such Nose Coverage shall be purchased in one or more premium payments (the “Nose Premium”) and shall include coverage deductibles and limits reasonably satisfactory to Buyer and similar to those contained in Seller’s historical professional and general liability insurance policies applicable to the Facilities, taking into account the limits in the Facilities’ historical liability policies covering the Facilities prior to the Closing. Buyer, and any of its Affiliates reasonably determined by Buyer, will be the named insured or listed as additional insureds with respect to the Nose Coverage. Given that the policies will be owned by the Group Companies’ being acquired by the Buyer in accordance with the terms of this Agreement, Buyer and its Affiliates will take responsibility for the administration of all claims that arise following the Closing Date, regardless of whether such claims relate to events that occurred prior to the Closing Date (in which case the claims will be covered by the Nose Coverage). Seller shall pay $500,000 to Buyer out of the Purchase Price delivered on the Closing Date to go toward Buyer’s payment of the Nose Premium.

8.6. Transition Services. After Closing, Seller shall provide Buyer and the Group Companies the business office services currently performed at the Seller’s corporate offices and such other transition services as may be mutually agreed to by Seller and Buyer upon the terms and conditions set forth on Schedule 8.6.

8.7. Further Assurances. Each Party will use reasonable best efforts to take all further actions and execute and deliver all further documents that are necessary to carry out the intent and purposes of this Agreement and the Buyer Ancillary Agreements and Seller Ancillary Agreements.

8.8. Covenant Not to Compete. Seller and its Affiliates hereby covenant and agree with Buyer and its Affiliates that, during the Non-Compete Period (as such term is defined below) and within the Non-Compete Area (as such term is defined below), they shall not directly or indirectly, (a) acquire, lease, manage, consult for, serve as agent or subcontractor for, finance, invest in, own any part of or exercise management control over any in-patient psychiatric facility or business that provides services that are the same or similar to the services provided by any of the Facilities (a “Competing Business”); (b) solicit for employment or employ any person who is employed by the Group Companies as of the Closing Date or any Acquired Employee (other than general media advertisements of employment opportunities), or (c) disrupt or attempt to disrupt any past, present or reasonably foreseeable future relationship, contractual or otherwise between the Facilities, on the one hand, and any physician, physician group, or other healthcare provider with whom any Group Company contracts with in connection with the Facilities or make statements to the same that disparage Buyer and its Affiliates or their respective operations in any way. The “Non-Compete Period” shall commence on the Closing Date and terminate on the third anniversary of the Closing Date. The “Non-Compete Area” shall mean the area within a fifty (50) mile radius of each Facility, including any satellite locations thereof. Ownership of less than three percent (3%) of the stock of a publicly held company shall not be deemed a breach of this covenant. Notwithstanding the foregoing, the foregoing restrictions shall not preclude Seller, Parent or any of their Affiliates from (A) acquiring, by asset or stock purchase, merger or otherwise, any entity or multiple facilities from an entity which engages in a Competing Business (the “Acquired Competing Business”), so long as (x) such acquisition is consummated not less than twelve (12) months following the Closing Date and (y) provided the gross revenue attributable to such Acquired Competing Business derived within the Non-Compete Area for the twelve (12) month period immediately preceding the date of the acquisition of such Acquired Competing Business comprises less than twenty-five percent (25%) of the gross revenue attributable to all businesses included in the Acquired Competing Business for the twelve (12) month period immediately preceding the date of the acquisition of such Acquired Competing Business or (B) being acquired by asset or stock purchase, merger or otherwise, by any unaffiliated entity which engages in a Competing Business.

8.9. Enforceability. In the event of a breach of Section 8.8, Seller and its Affiliates recognize that monetary damages shall be inadequate to compensate Buyer and its Affiliates, and Buyer and its Affiliates shall be entitled, without the posting of a bond or similar security, to an injunction restraining such breach, with the costs (including attorney’s fees) of securing such injunction to be borne by the breaching party. Nothing contained herein shall be construed as prohibiting Buyer and its Affiliates from pursuing any other remedy available for such breach or threatened breach. All parties hereby acknowledge the necessity of protection against the competition of Seller and its Affiliates and that the nature and scope of such protection has been carefully considered by the parties. The period provided and the area covered are expressly represented and agreed to be fair, reasonable and necessary. The consideration provided for herein is deemed to be sufficient and adequate to compensate the Seller and its Affiliates for agreeing to the restrictions contained in Section 8.8. If, however, any court determines that the forgoing restrictions are not reasonable, such restrictions shall be modified, rewritten or interpreted to include as much of their nature and scope as will render them enforceable.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

Unless waived in accordance with this Article IX, the obligations of Buyer under this Agreement are subject to the satisfaction of each of the following conditions on or prior to the Closing Date:

9.1. No Misrepresentation or Breach of Warranties.

(a) The representations and warranties of Seller set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than to the extent that the representation or warranty is expressly limited by its terms to another date, in which case the representation or warranty shall have been true and correct on that date), except for inaccuracies of representations and warranties the facts, events and circumstances giving rise to which would not constitute a Group Companies Material Adverse Effect.

(b) Buyer shall have received a certificate signed by a duly authorized officer of Seller with respect to the representations and warranties contained in Article IV and Article V.

9.2. Performance of Obligations. Seller shall have performed, in all material respects, all agreements and covenants required to be performed under this Agreement at or prior to the Closing Date, and Buyer shall have received a certificate signed by an authorized officer of Seller, in such capacity, certifying to such effect.

9.3. No Material Adverse Effect. No event or events shall have occurred which, individually or in the aggregate, constitutes a Group Companies Material Adverse Effect.

9.4. No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) that has the effect of making the Contemplated Transactions illegal or otherwise restraining or prohibiting any Contemplated Transactions. No Proceeding shall have been instituted or threatened by or before a Governmental Body which seeks to enjoin, restrain, prohibit, materially delay or obtain damages in respect of any of the Contemplated Transactions, or which would reasonably be expected to prevent or make illegal any of the Contemplated Transactions.

9.5. Governmental Approvals. All authorizations, consents, approvals, orders and waivers of or by all Governmental Bodies necessary to consummate the Contemplated Transactions, which are required to be obtained prior to the Closing by applicable Law, shall have been obtained, other than those as to which the failure to possess would not constitute a Group Companies Material Adverse Effect.

9.6. Third-Party Consents. Seller shall have obtained all third-party consents and approvals set forth in Schedule 9.6.

9.7. Seller Ancillary Agreements. Seller shall have executed and delivered each of the Seller Ancillary Agreements to which it is a party.

9.8.Waiver of Closing Conditions. Notwithstanding the failure of any one or more of the foregoing conditions, Buyer may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions. To the extent that Seller delivers to Buyer a written notice specifying in reasonable detail the failure of any of such conditions or the breach by of any of the representations or warranties of Seller contained herein, and nevertheless Buyer proceeds with the Closing, Buyer shall be deemed to have waived for all purposes any rights or remedies it may have against the by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement are subject to the satisfaction or to the waiver by Seller, on or prior to the Closing Date, of each of the following conditions:

10.1. No Misrepresentation or Breach of Warranties.

(a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date (other than to the extent that the representation or warranty is expressly limited by its terms to another date, in which case the representation or warranty shall have been true and correct on that date), except where the failure to be so true and correct (without regard to any materiality qualifiers therein) would not constitute a material adverse effect on the ability of Buyer to consummate the Contemplated Transactions.

(b) Seller shall have received a certificate signed by a duly authorized officer of Buyer, in such capacity, certifying to such effect.

10.2. Performance of Obligations. Buyer shall have performed, in all material respects, all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Seller shall have received a certificate signed by an authorized officer of Buyer, in such capacity, certifying to such effect.

10.3. No Restraint. The waiting period under the HSR Act shall have expired or been terminated, and no Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or order, writ, judgment, injunction, decree, stipulation, determination or award (whether temporary, preliminary or permanent) that has the effect of making the Contemplated Transactions illegal or otherwise restraining or prohibiting any Contemplated Transactions. No Proceeding shall have been instituted or threatened by or before a Governmental Body which seeks to enjoin, restrain, prohibit, materially delay or obtain damages in respect of any of the Contemplated Transactions, or which would reasonably be expected to prevent or make illegal any of the Contemplated Transactions.

10.4. Governmental Approvals. All authorizations, consents, approvals, orders and waivers of or by all Governmental Bodies necessary to consummate the Contemplated Transactions, which are required to be obtained prior to the Closing by applicable Law shall have been obtained.

10.5. Third Party Consents. Seller shall have obtained all third-party consents and approvals set forth in Schedule 9.6.

10.6. Buyer Ancillary Agreements. Buyer shall have executed and delivered each of the Buyer Ancillary Agreements to which it is a party.

10.7. Waiver of Closing Conditions. Notwithstanding the failure of any one or more of the foregoing conditions, Seller may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing, Buyer delivers to Seller a written notice specifying in reasonable detail the failure of any of such conditions or the breach by Buyer of any of the representations or warranties of Buyer contained herein, and nevertheless Seller proceeds with the Closing, Seller shall be deemed to have waived for all purposes any rights or remedies they may have against Buyer by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

ARTICLE XI

INDEMNIFICATION

11.1. Indemnification by Seller.

(a) From and after the Closing, subject to the limitations in Sections 11.1(b) and (c) and the other provisions in this Article XI, Seller (jointly and severally with Parent) agrees to indemnify, defend and hold harmless each Buyer Group Member from and against any and all Losses incurred by such Buyer Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Seller contained in Article IV or Article V of this Agreement (as modified by the Schedules) or in the certificate delivered by or on behalf of Seller to Buyer pursuant to Section 9.1 of this Agreement;

(ii) any breach by Seller of, or failure by Seller to perform, any of Seller’s covenants or obligations contained in this Agreement;

(iii) any settlement, adjustment, disallowance, overpayment, set off against future payments or reimbursement, or recoupment (collectively, an “Adjustment”) arising from or related to (x) any cost report filed with any Government Healthcare Program for any period ending on or before the Closing Date, including any such cost report filed after the Closing Date for such prior periods (provided, for the avoidance of doubt, that Seller will not be liable for or indemnify any Buyer Group Member for an Adjustment to the extent such Adjustment relates to periods after the Closing), and (y) any demand for return of all or part of payments made in any period on or before the Closing Date by any Government Healthcare Program, whether by the Government Healthcare Program or a contractor (including any Medicare administrative contractor, Medicare program safeguard contractor, Medicare recovery audit contractor, or Medicaid recovery audit contractor) acting on behalf of a Government Healthcare Program;

(iv) any Taxes imposed upon or payable by any of the Group Companies for any Taxable Period, or portion thereof (including those allocable to the portion of any Straddle Period), ending on or prior to the Closing Date; provided, however, Seller shall be liable only to the extent that such Taxes are in excess of the aggregate amount, if any, reserved for such Taxes on the Closing Date Balance Sheet and shall be liable for any Taxes imposed on any Group Company or for which any Group Company may otherwise be liable as a result of transactions occurring on the Closing Date that are properly allocable (based on, among other relevant factors, factors set forth in Treas. Reg. § 1.1502-76(b)(1)(ii)(B)) to the portion of the Closing Date after the Closing; or

(v) any Excluded Liability.

(b) Notwithstanding the foregoing, Seller shall only be required to indemnify a Buyer Group Member for Losses incurred by such Buyer Group Member to the extent that:

(i) under Section 11.1(a)(i) and or (ii), any particular Loss equals or exceeds Five Thousand Dollars ($5,000);

(ii) under Section 11.1(a)(i) and or (ii), the aggregate amount of Losses exceeds Five Hundred Thousand Dollars ($500,000) (the “Deductible”) (it being understood that Seller be liable for the full amount of the Losses, including the Deductible amount); provided that the Deductible shall not apply to claims (x) for breaches of Section 4.2 (Authorization, Validity and Effect of Agreement), Section 4.4 (Title to Units), Section 5.2 (Capitalization), Section 5.7 (Taxes), Section 8.1 (Tax Matters) or claims for fraud, or (y) arising under Sections 11.1(a)(iii) – (v); and

(iii) the aggregate amount required to be paid or indemnified by Seller pursuant to Section 11.1(a)(i),(ii) and/or (iii) shall not exceed the amount of $5,000,000, and shall be recoverable by the Buyer Group Member only from the Escrowed Amount unless such Escrow Amount has been released to Seller, in which case, such indemnity amount may be recovered from Seller.

(c) The indemnification provided for in Section 11.1(a) shall terminate on the Escrow Release Date (and no claims shall be made by any Buyer Group Member under Section 11.1(a) thereafter), provided that the indemnification provided for in Section 11.1(a)(i) as it relates to claims for breaches of Section 4.2 (Authorization, Validity and Effect of Agreement), Section 4.4 (Title to Units), Section 5.2 (Capitalization), Section 5.7 (Taxes), Section 5.8 (Governmental Permits), Section 5.10 (Health Care Regulatory Matters), Section 5.17 (Employee Benefits), Section 5.19 (Environmental Matters) and the indemnification provided for in Sections 11.1(a)(iii)-(v), shall terminate upon the expiration of the statute of limitations related thereto, and as it relates to covenants shall terminate upon the earlier of the expiration of the period specified in the covenant or the expiration of the applicable statute of limitations. Notwithstanding the foregoing, the indemnification by Seller shall continue as to any Losses of which any Buyer Group Member has validly given a Claim Notice to Seller in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.1(c), as to which the obligation of Seller shall continue solely with respect to the specific matters in such Claim Notice until the liability of Seller shall have been determined pursuant to this Article XI, and Seller shall have reimbursed all Buyer Group Members for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article XI.

11.2. Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold harmless Seller and each Group Company from and against any and all Losses incurred by Seller or Group Company in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Buyer contained in Article VI or in the certificate delivered by Buyer to Seller pursuant to Section 10.1 of this Agreement;

(ii) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement; or

(iii) any Taxes imposed upon or payable by any of the Group Companies for any Taxable Period (or portion thereof) that begins after the Closing Date or the portion of any Straddle Period after the Closing Date.

(b) The indemnification provided for in Section 11.2(a) shall terminate on the Escrow Release Date (and no claims shall be made by any Seller Group Member under Section 11.2(a) thereafter), provided that the indemnification provided for in Section 11.2(a)(i) as it relates to Section 6.2 (Authority, Validity and Effect of Agreement) shall terminate upon the expiration of the statute of limitations related thereto, and as it relates to covenants shall terminate on the earlier to occur of the expiration of the period specified in the covenant or the expiration of the applicable statute of limitations. The indemnification by Buyer shall continue as to any Losses of which any Seller Group Member has validly given a Claim Notice to Buyer in accordance with the requirements of Section 11.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.2(b), as to which the obligation of Buyer shall continue solely with respect to the specific matters in such Claim Notice until the liability of Buyer shall have been determined pursuant to this Article XI, and Buyer shall have reimbursed Seller for the full amount of such Losses that are payable with respect to such Claim Notice in accordance with this Article XI.

11.3. Notice of Claims. Any Person seeking or intending to seek indemnification hereunder (the “Indemnified Party”) shall give promptly to the Party or Parties obligated to provide indemnification to such Indemnified Party (each, the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

11.4. Resolution of Indemnifiable Claims. After the giving of any Claim Notice pursuant to Section 11.3, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses suffered by it. Once a Loss is payable pursuant to this Section 11.4, the Indemnitor shall satisfy its obligations by wire transfer of immediately available funds to an account designated in writing by the Indemnified Party, provided that, in the event that Seller is required to indemnify any Buyer Group Member, such payment shall first be satisfied by withdrawals of the Escrow Amount in accordance with Section 2.1 and the terms and conditions of the Escrow Agreement.

11.5. Third Party Claims.

(a) Any Indemnified Party seeking or intending to seek indemnification under this Agreement in respect of, arising out of or involving any claim, action, demand or Proceeding made by any Person who is not a Party or Affiliate thereof (a “Third Party Claim”) against the Indemnified Party shall promptly give a Claim Notice to the Indemnitor(s) with respect to the Third Party Claim. Thereafter, the Indemnified Party shall promptly deliver to the Indemnitor, after the Indemnified Party’s receipt thereof, copies of all notices, pleadings, demands and documents received by the Indemnified Party or its Affiliates or Representatives relating to the Third Party Claim. The failure to give notice as provided in this Section 11.5 shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) In the event of a Third Party Claim, the Indemnitor shall have the sole and absolute right, at its election (within twenty (20) Business Days following its receipt of Claim Notice from the Indemnified Party with respect to such Third Party Claim) and at its expense, to control, defend against, negotiate, settle or otherwise deal with such Third Party Claim using counsel of its choice; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its sole expense. The Indemnitor shall not settle or otherwise compromise any such Third Party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) if the settlement does not include as a term thereof the giving by the Person(s) asserting such Third Party Claim to the Indemnified Party of a release from all liability with respect to such Third Party Claim. If the Indemnitor does not so elect to undertake the defense of such Third Party Claim, the Indemnified Party shall have the right to undertake the defense against the Third Party Claim; provided, that the Indemnified Party shall not settle or otherwise compromise any such Third Party Claim without the consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed). The Parties agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Third Party Claim.

(c) To the extent of any inconsistency between this Section 11.5 and Section 8.1(f) (relating to Tax Contests), the provisions of Section 8.1(f) shall control with respect to Tax Contests.

11.6. Determination of Indemnification Amounts.

(a) The amount of any and all Losses under this Article XI shall be determined net of (i) any Tax benefits realized by any Indemnified Party arising from the deductibility of any such Losses and (ii) any amounts actually received by the Indemnified Party under insurance policies, indemnities, warranties or other reimbursement arrangements with respect to such Losses. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Losses and agrees, promptly following such other Party’s request, to file any applicable insurance claims and will take all reasonable necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

(b) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the amount of reasonable expenses incurred by the Indemnified Party in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(c) Each of the Parties agrees to take all reasonable steps to mitigate their respective Losses (including using commercially reasonable efforts to recover under applicable insurance policies or other indemnities) upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

(d) Buyer shall have no right to indemnification pursuant to this Article XI with respect to any Loss or alleged Loss if such matter was addressed in the Working Capital adjustment or Buyer received a reduction in the Purchase Price pursuant to Article II.

(e) No claims by Buyer shall be so asserted for any breach of a representation or warranty contained in Article IV or Article V of this Agreement if Buyer had actual knowledge of such breach at the time of the Closing and no Losses related thereto shall be subject to indemnification by Seller hereunder.

(f) Any indemnification payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes.

11.7. Exclusive Remedy. Buyer acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy against Seller with respect to any and all claims relating (directly or indirectly) to the subject matter of this Agreement or the Contemplated Transactions shall be pursuant to the indemnification provisions set forth in this Article XI.

ARTICLE XII

TERMINATION

12.1. Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer (but only so long as Buyer is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of Seller, which breach would result in the failure of one or more of the conditions to Closing set forth in Article IX, and which failure or breach is not cured within thirty (30) days after Buyer has notified Seller of such breach and Buyer’s intention to terminate this Agreement pursuant to this Section 12.1(b);

(c) by Seller (but only so long as Seller is not in material breach of any of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of Buyer, which breach would result in the failure of one or more of the conditions to Closing set forth in Article X, and which failure or breach is not cured within thirty (30) days after Seller has notified Buyer of such breach and Seller’s intention to terminate this Agreement pursuant to this Section 12.1(c);

(d) by either Seller or Buyer in the event any Governmental Body shall have enacted, issued, promulgated, enforced or entered any Law or order, writ, judgment, injunction, decree, stipulation, determination or award that has the effect of making the transactions Contemplated Transactions illegal or otherwise restraining or prohibiting any Contemplated Transaction; or

(e) by either Seller or Buyer if the Closing shall not have occurred on or before April 1, 2012; provided, however, that (i) if the sole outstanding condition to Closing is the receipt of approval from the State of Oklahoma for the Certificate of Need of HRH, then the April 1, 2012 date set forth in this subsection (e) shall automatically be extended to May 1, 2012, and (ii) no termination may be made under this Section 12.1(e) by a Party if the failure to close on or prior to such date shall be caused by the action or inaction of such Party.

12.2. Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 12.1 shall give prior written notice of such termination to the other Party to this Agreement.

12.3. Effect of Termination. If this Agreement shall be terminated pursuant to this Article XII, all further obligations of the Parties under this Agreement shall be terminated without further liability of any Party to the other, with the exception of (i) Sections 8.2, 13.1, 13.9, 13.12 and 13.13, and (ii) any liability of any Party for his, her or its willful breach of this Agreement.

ARTICLE XIII

GENERAL PROVISIONS

13.1. No Public Announcement. None of the Parties or their Affiliates will issue any press release or make any public announcement with respect to the Contemplated Transactions without the prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) of Buyer (with respect to disclosures by Seller) or Seller (with respect to disclosures by Buyer), except to the extent that the disclosing Party determines in good faith that it is so obligated by applicable Law, in which case such disclosing Party shall give notice to Buyer or Seller (as applicable) in advance of such Party’s intent to make such disclosure, announcement or issue such press release and the applicable Parties hereto or their Affiliates shall use reasonable efforts to cause a mutually agreeable release or disclosure or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

13.2. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, by facsimile, by reputable overnight courier (costs prepaid), or by U.S. registered or certified mail (return receipt requested and postage prepaid), and shall be deemed given or made when (i) delivered personally, (ii) the Business Day sent (or next Business Day if not sent on a Business Day or not sent during normal business hours of the recipient) if sent by facsimile with receipt confirmation, (iii) one (1) Business Day after delivery to the overnight courier for next business day delivery, and (iv) three (3) Business Days after being sent by registered or certified mail, at the following address:

If to Buyer, to:

Acadia Healthcare Company, Inc.

830 Crescent Centre Drive, Suite 610

Franklin, Tennessee 37067

Attention: General Counsel

Facsimile: (615) 261-9685

with a copy (which shall not constitute notice) to:

Harwell Howard Hyne Gabbert & Manner, P.C.

315 Deaderick Street, Suite 1800

Nashville, Tennessee 37238-1800

Attention: Michael R. Hill

Facsimile: (615) 251-1059

If to Seller, to:

Haven Behavioral Healthcare, Inc.

652 West Iris Drive

Nashville, Tennessee 37204

Attention: Chief Financial Officer

Facsimile: (615) 250-9500

with a copy (which shall not constitute notice) to:

Waller Lansden Dortch & Davis, LLP

511 Union Street, Suite 2700

Nashville, Tennessee 37219

Attention: E. Brent Hill

Christopher M. Phillips

Facsimile: (615) 244-6804

or to such other address as such Party may indicate by a notice given to the other Parties at least five (5) Business Days in advance in accordance with this Section 13.2.

13.3. Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns; provided, however, that no Party to this Agreement may assign its rights by operation of law or otherwise or delegate its obligations under this Agreement without the express prior written consent of, in the case of an assignment by Buyer, Seller, and, in the case of Seller, Buyer; provided, however, that Buyer shall have the right at any time, without such consent, to assign, in whole or in part, its rights hereunder and under any Buyer Ancillary Agreement to any of its Affiliates and to any lender providing financing to Buyer or any of its Affiliates for collateral security purposes; provided, further, that any such assignment in accordance with this Section 13.3 shall not relieve the assigning Party of any of its obligations hereunder.

13.4. No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

13.5. Entire Agreement. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the Parties with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements, understandings or letters of intent between or among any of the Parties.

13.6. Amendments. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and Seller.

13.7. Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof; provided that any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by such Party or an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

13.8. Exhibits and Schedules. All Exhibits and Schedules or other documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any matter, fact or item disclosed in any section or paragraph of the Schedules shall be considered disclosed with respect to such other section or paragraph of the Schedules or this Agreement, as the case may be, if the relevance of such disclosure to such other section or paragraph is reasonably apparent. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any section or paragraph of the Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, or are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the Parties as to whether any obligation, item or matter not described herein or included in any section or paragraph of the Schedules is or is not material for purposes of this Agreement, or is or is not in the ordinary course of business.

13.9. Expenses. Except as expressly set forth herein, whether or not the Closing occurs, each Party will pay all fees and expenses incurred by such Party in connection with the negotiation and preparation of this Agreement and the Contemplated Transactions, including the fees, expenses and disbursements of its counsel, financial advisors and accountants.

13.10. Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Laws, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

13.11. Execution in Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the Parties. A facsimile copy of a signature page shall be deemed to be an original signature page. This Agreement shall become binding when one or more counterparts have been signed by each of the Parties. The Parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission. No Party may raise (a) the use of a facsimile or email transmission to deliver a signature or (b) the fact that any signature, agreement or instrument was signed and subsequently transmitted or communicated through the use of a facsimile or e-mail transmission as a defense to the formation or enforceability of a contract, and each Party forever waives any such defense.

13.12. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

(b) Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof shall be brought and determined in the United States federal courts located in Delaware, or if such legal action or proceeding may not be brought in such court for jurisdictional purposes, in the state courts of Delaware. Each of the parties hereby (i) irrevocably submits with regard to any such action or proceeding to the exclusive personal jurisdiction of the aforesaid courts in the event any dispute arises out of this Agreement or any Contemplated Transaction and waives the defense of sovereign immunity, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court or that such action is brought in an inconvenient forum and (iii) agrees that it shall not bring any action relating to this Agreement or any Contemplated Transaction in any court other than any Delaware state or federal court sitting in Wilmington, Delaware.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

13.13. Remedies.

(a) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, may occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that, prior to the valid termination of this Agreement pursuant to Article XII, the Parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the Parties are entitled at law or in equity.

(b) Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

13.14. Interpretation. For purposes of this Agreement:

(a) The words “include,” “includes” and “including” indicate examples of a predicate word or clause and not a limitation on that word or clause, and shall be deemed to be followed by the words “without limitation;”

(b) The word “or” is not exclusive and shall mean “and/or;”

(c) The words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole;

(d) The phrase “ordinary course of business” or phrases of similar import shall be deemed to be followed by the words “consistent with past practice;”

(e) All pronouns and any variation thereof will be construed to refer to such gender and number as the identity of the subject may require;

(f) References to “$” or “Dollars” shall be to United States dollars;

(g) Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, contract, instrument or other document means such agreement, contract, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules and regulations promulgated thereunder;

(h) The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein;

(i) Headings of Articles, Sections and subsections herein are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement;

(j) With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence; and

(k) Each Party participated in the negotiation and drafting of this Agreement, assisted by such legal and tax counsel as it desired, and contributed to its revisions. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against either Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement.

[Remainder of page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

HAVEN BEHAVIORAL HEALTHCARE HOLDINGS, LLC

By:	/s/ Vernon Westrich
Name: Vernon Westrich Title: President and Chief Executive Officer

HAVEN BEHAVIORAL HEALTHCARE, INC.

By:	/s/ Vernon Westrich
Name: Vernon Westrich Title: President and Chief Executive Officer

HERMITAGE BEHAVIORAL, LLC By: Acadia Healthcare Company, Inc., its sole member

By:	/s/ Trey Carter
Name: Trey Carter Title: Co-President

Schedules and Exhibits are omitted in accordance with Item 601(b)(2) of Regulation S-K. Acadia agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request.

JOINDER

To facilitate the consummation of the transactions contemplated within this Agreement and in consideration of the benefits inuring hereunder to its indirect wholly-owned Subsidiary, the undersigned, Acadia Healthcare Company, Inc., a Delaware corporation (“Acadia”) hereby joins this Agreement for the sole purpose of being responsible, on a joint and several basis with Buyer, for the payment and performance of all of the obligations of Buyer arising under this Agreement. Acadia hereby also agrees not to transfer or assign its obligations under this Agreement.

ACADIA HEALTHCARE COMPANY, INC.

By:	/s/ Trey Carter
Name: Trey Carter Title: Co-President